Exhibit 2.3

PURCHASE AND SALE AGREEMENT1

BY AND AMONG

DASEKE, INC.,

DASEKE MFS LLC,

THE SELLERS PARTY HERETO

and

DANIEL R. MOORE, IN HIS CAPACITY AS SELLER REPRESENTATIVE

dated

December 1, 2017

1         The appearance of [*] denotes confidential information that has been omitted from this Exhibit 2.3 and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

i

	4.24	Safety Rating	33
	4.25	Anti-Bribery	33
	4.26	Availability of Documents	34
	4.27	Disclosure	34
V.	Representations and Warranties of Buyer		34
	5.1	Incorporation; Power and Authority	34
	5.2	Valid and Binding Agreement	34
	5.3	No Breach; Consents	34
	5.4	Brokerage	35
	5.5	Securities	35
VI.	Agreements of Sellers		35
	6.1	Affiliated Transactions and Affiliated Indebtedness	35
	6.2	Excluded Assets	35
	6.3	Non-Competition; Non-Solicitation	35
VII.	Agreements of Buyer		37
	7.1	Books and Records, Access After the Closing Date	37
	7.2	WARN Act	37
	7.3	Acknowledgement by Buyer	37
	7.4	Certain Releases and Waivers	37
	7.5	Director and Officer Indemnification	38
	7.6	Guaranties	39
VIII.	Indemnification		39
	8.1	Indemnification by Seller	39
	8.2	Indemnification by Buyer	41
	8.3	Third Party Action	42
	8.4	Sole and Exclusive Remedy	43
	8.5	No Circular Recovery	43
	8.6	Tax Adjustment	43
	8.7	Types of Losses	43
	8.8	Mitigation	43
	8.9	Offset	43
	8.10	Survival	44
	8.11	Materiality	44
	8.12	Investigation	44
IX.	Escrow		44
	9.1	Escrow Fund	44
	9.2	Release from Escrow	44
	9.3	Escrow Related Fees	44
X.	Tax Matters		45
	10.1	Tax Returns; Payment of Taxes	45
	10.2	Cooperation	46

	10.3	Transfer Taxes	46
	10.4	Refund	46
XI.	General		47
	11.1	Press Releases and Announcements	47
	11.2	Expenses	47
	11.3	Further Assurances	47
	11.4	Entire Agreement; Amendment and Waiver	47
	11.5	Notices	48
	11.6	Assignment	49
	11.7	No Third Party Beneficiaries	49
	11.8	Signatures; Counterparts	49
	11.9	Governing Law	49
	11.10	Arbitration	49
	11.11	Consent to Jurisdiction	50
	11.12	Specific Performance	50
	11.13	Waiver of Jury Trial	50
	11.14	Construction	50
	11.15	Time of Essence	51
	11.16	Confidentiality	51
	11.17	Seller Representative	51
	11.18	Seller Release	52
	11.19	Liability of Buyer Affiliates	53

Exhibits and Schedules

Exhibits

Exhibit A	Excluded Assets
Exhibit B	Specific Retained Liabilities
Exhibit C	Sellers’ Allocation

Schedules

1.1-1	Sample Calculation of Net Cash
1.1-2	Specified Liabilities
1.1-3	Operating Leases
1.1-4	Assumed Indebtedness
2.6(f)	Required Consents
2.6(j)	Terminated Intercompany Transactions
3.3	Consents and Authorizations
4.1	Incorporation and Foreign Qualifications
4.2	Companies’ Consents and Authorizations
4.3	Capitalization
4.4	Subsidiaries
4.5(a)	Latest Financial Statements
4.5(b)	Annual Financial Statements
4.6	Undisclosed Liabilities
4.8	Absence of Certain Developments
4.9(a)	Real Property
4.9(b)	Assignments and Subleases
4.9(e)	Encumbrances
4.9(g)	Rolling Stock
4.11	Taxes
4.12	Intellectual Property Rights
4.13	Material Contracts
4.14	Litigation
4.15	Insurance
4.16(b)	Material Governmental Authorizations
4.17	Environmental Matters
4.18(a)	Business Employees
4.18(b)	Employment Contracts
4.19(a)	Employee Benefits
4.20	Debt; Guarantees
4.21	Customers
4.22	Affiliated Transactions
4.23	Bank Accounts
4.24	Safety
6.1	Remaining Affiliated Transactions

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of December 1, 2017, by and among (a) Daseke, Inc. a Delaware corporation (“Parent”), (b) Daseke MFS LLC, a Delaware limited liability company (“Buyer”), (c) Daniel R. Moore, a resident of the state of Tennessee (“Dan Moore”), Judith N. Moore, a resident of the state of Tennessee (“Judy Moore”), Randall K. Moore, a resident of the state of Tennessee (“Randy Moore”), Tiffani M. Swalley, a resident of the state of Illinois (“Tiffani Swalley”), John D. Moore, a resident of the state of North Carolina (“JD Moore”), and V. Jean Nichols, a resident of the state of Colorado (each a “Seller” and, collectively, “Sellers”) and (d) Dan Moore in his capacity as Seller Representative (as hereinafter defined).

Recitals

WHEREAS, Dan Moore, Judy Moore, JD Moore and V. Jean Nichols own all of the issued and outstanding Ownership Interests (the “MFS Stock”) in Moore Freight Service, Inc., a Tennessee corporation (“Moore Freight”);

WHEREAS, (a) Judith Moore owns all of the Ownership Interests of RT & L, LLC, a Tennessee limited liability company (“RT&L”), (b) JD Moore owns all of the Ownership Interests of JD and Partners, LLC, a Tennessee limited liability company (“JD Partners”), (c) Tiffani Swalley owns all of the Ownership Interests of TM Transport and Leasing, LLC, a Tennessee limited liability company (“TM Transport”), and (d) Randy Moore owns all of the Ownership Interests of Rand, LLC, a Tennessee limited liability company (“Rand”, and together with RT&L, JD Partners and TM Transport, the “LLCs”; the LLCs together with Moore Freight,  each a “Company” and collectively, the “Companies”);

WHEREAS, the Companies are engaged in the business of providing glass freight trucking services (the “Business”);

WHEREAS, in connection with the entry into this Agreement, Moore Freight shall redeem, effective as of immediately prior to the Closing, one share of the MFS Stock owned by Dan Moore (collectively, the “Redeemed Shares”);

WHEREAS, immediately following the redemption of the Redeemed Shares by Moore Freight, Buyer shall purchase, and Sellers shall sell, each of their respective remaining MFS Stock and all of the Ownership Interests in the LLCs (collectively, the “Equity Interests”), on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, it is contemplated that, immediately prior to the Closing (as defined below), the Companies other than Moore Freight will make the Cash Sweep (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements and the conditions set forth in this Agreement, the Parties hereby agree as follows:

I.          Definitions

“Adjustment Payment” has the meaning set forth in Section 2.4(b).

“Affiliate” means, with respect to any Person, any legal entity, directly or indirectly, controlling, controlled by or under common control with such Person, where “control” means a direct or indirect ownership interest of more than 10% in such legal entity or the possession, directly or indirectly, of the power to direct the management and policies of such legal entity.

“Affiliated Indebtedness” has the meaning set forth in Section 6.1(a).

“Affiliated Transactions” has the meaning set forth in Section 4.22.

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Allocation” has the meaning set forth in Section 2.8.

“Annual Financial Statements” has the meaning set forth in Section 4.5(b).

“Arbitration Rules” has the meaning set forth in Section 11.10(a).

“Assets” has the meaning set forth in Section 4.9(e).

“Assumed Indebtedness” means the Indebtedness of the Companies set forth on Schedule 1.1-4.

“Bankruptcy Cases” means the bankruptcy cases commenced by the filings by Moore Freight (or its applicable predecessors or Affiliates) for voluntary petitions for relief under chapter 11 of title 11 of the United States Code in the Bankruptcy Court administered under Case No. 12-08921 and 12-08923 jointly.

“Business” has the meaning set forth in the Recitals of this Agreement.

“Business Day” means any day other than Saturday or Sunday or a day on which federally chartered banking institutions in Dallas, Texas are authorized by Law to close.

“Business Employees” means those individuals who perform services for any Company either directly, as an employee, or indirectly, pursuant to a contract between any Company and a third party (such as a staffing or leasing agency, professional employer organization, or other Person providing similar services to any Company).

“Buyer” has the meaning set forth in the Preamble of this Agreement.

“Buyer Basket Amount” has the meaning set forth in Section 8.1(b).

“Buyer Basket Losses” has the meaning set forth in Section 8.1(b).

“Buyer Indemnified Parties” has the meaning set forth in Section 8.1(a).

“Buyer Losses” has the meaning set forth in Section 8.1(a).

“Cash Adjustment Amount” has the meaning set forth in Section 2.4(b).

“Cash Auditor” has the meaning set forth in Section 2.4(b).

“Cash Purchase Price” has the meaning set forth in Section 2.3(a)(i).

“Cash Sweep” has the meaning set forth in Section 2.4(a).

“Cash Sweep Amount” has the meaning set forth in Section 2.4(a).

“CERCLA” has the meaning set forth in Section 4.17(d).

“Claims” has the meaning set forth in Section 11.8.

“Closing” has the meaning set forth in Section 2.5.

“Closing Amount” means (a) the Cash Purchase Price minus (b) the amount of any Company Indebtedness being paid by Buyer on Sellers’ behalf pursuant to Section 2.7(g),  minus (c) the amount of any Assumed Indebtedness, minus (d) the amount of any Transaction Expenses being paid by Buyer on Sellers’ behalf pursuant to Section 2.7(h),  minus (e) the Escrow Amount, and minus (f) the amount of the Specified Liabilities being satisfied by Buyer on Sellers’ behalf pursuant to Section 2.7(i).

“Closing Date” has the meaning set forth in Section 2.5.

“Code” means the Internal Revenue Code of 1986, as amended.  All references to the Code, U.S. Treasury Regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.

“Company” or “Companies” has the meaning set forth in the Recitals of this Agreement.

“Company Indebtedness” means any Indebtedness of any Company other than (a) Affiliated Indebtedness and (b) Assumed Indebtedness.

“Company Intellectual Property Rights” has the meaning set forth in Section 4.12.

“Confidential Information” has the meaning set forth in Section 11.16.

“Consent” means any authorization, consent, approval, filing, waiver, exemption or other action by or notice to any Person.

“Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal income Tax Returns and any similar group under foreign, state or local law.

“Contract” means a contract, lease (including any Real Property Lease), sub-lease, agreement, purchase order, sales order, mortgage, note, bond or other binding understanding,

whether oral or written, that is in effect as of the date of this Agreement or any time after the date of this Agreement.

“Court Direction” means a final written non-appealable instruction, order or judgment issued or entered by a court of competent jurisdiction.

“CSA Scores” has the meaning set forth in Section 4.24.

“Dan Moore” has the meaning set forth in the Recitals of this Agreement.

“Dispute” has the meaning set forth in Section 11.10(a).

“DOT” means the United States Department of Transportation.

“Effective Time”  has the meaning set forth in Section 2.5.

“Effective Time Net Cash” means Net Cash as of the Effective Time (including, for the avoidance of doubt, the Regions CD), a sample calculation of Net Cash as of November 30, 2017 is attached as Schedule 1.1-1.

“Employment Agreements” has the meaning set forth in Section 2.6(h).

“Encumbrance” means any charge, claim, community property interest, exception to title, encumbrance, easement, license, right of way, condition, reservation, restriction, equitable interest, lien, covenant, option, pledge, mortgage, deed of trust, assignment, collateral assignment, hypothecation or other security interest, purchase option, right of first refusal, right of first offer or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Laws” means all applicable Laws, orders, decrees, directives, permits, licenses, Governmental Authorizations, and judgments relating to (a) pollution or contamination, (b) protection of the environment natural resources or human health and safety, or (c) Hazardous Materials.

“Environmental Time Period” shall mean (a) with respect to any Real Property owned, leased or occupied by a Company for more than five (5) years as measured from the date of this Agreement, the term of five (5) years and (b) with respect to any Real Property owned, leased or occupied by a Company for less than five (5) years as measured from the date of this Agreement the amount of time that such Company has owned, leased or occupied the Real Property.

“Equity Interests” has the meaning set forth in the Recitals of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Escrow Agent” means PNC Bank, National Association.

“Escrow Agreement” has the meaning set forth in Section 2.6(i).

“Escrow Amount” means an amount equal to [*].

“Escrow Fund” has the meaning set forth in Section 9.1.

“Escrow Fund Value” means, as of the time of measurement, the amount then remaining in the Escrow Fund.

“Excluded Assets” means the assets and properties of the Companies identified on Exhibit A.

“Excluded Assets Assignment” has the meaning set forth in Section 6.2.

“FCPA” has the meaning set forth in Section 4.25(a).

“Financial Statements” has the meaning set forth in Section 4.5(b).

“Fundamental Representations” means the representations and warranties of Sellers in Article III,  Sections 4.1-4.4 (inclusive), Section 4.6,  Section 4.11,  Section 4.17,  Section 4.20 and Section 4.22.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“General Survival Date” means the later of the date that is [*] immediately following the Closing.

“GL” means G.R.E.A.T. Logistics, Inc., a Tennessee corporation.

“GL Merger Agreement” means that certain Plan and Agreement of Merger, dated November 30, 2017, by and between GL and Moore Freight.

“Government Official” means any official, employee or other representative of any Governmental Entity or any political party, party official or candidate for political office.

“Governmental Authorization” means any approval, consent, license, permit, waiver, registration or other authorization issued, granted, given, made available or otherwise required by any Governmental Entity or pursuant to Law.

“Governmental Entity” means any federal, state, local, foreign, international, intergovernmental or multinational entity or authority exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government.

“Guaranty Indemnifying Parties” has the meaning set forth in Section 7.6.

[*] Please refer to footnote 1 on page 1 of this Exhibit 2.3

“Hazardous Materials” means any pollutant, contaminant, chemical, waste, material or substance as defined in or regulated under any Environmental Law, including any waste, material, substance, chemical, pollutant or contaminant that might cause any injury to human health or safety or to the environment, including natural resources, or might subject the owner, lessee, user, occupier, holder or operator of the Real Property to any imposition of costs or liability under any Environmental Law.

“Indebtedness” means, with respect to any Person, all obligations of such Person, including the principal amount and any related accrued and unpaid interest, fees and prepayment penalties (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables incurred in the Ordinary Course of Business), (d) under capital leases, (e) under letters of credit or similar credit transactions or obligations (f) under interest rate, commodity or currency swap, hedge or similar transactions (valued at the termination value thereof), and (g) in the nature of guarantees of the obligations described in clauses (a) through (f) above of any other Person.  For the avoidance of any doubt, the Operating Leases are not Indebtedness for purposes of this Agreement.

“Indemnity Threshold Amount”  has the meaning set forth in Section 8.1(f).

“Independent Contractors” has the meaning set forth in Section 4.18(a).

“Intellectual Property Rights” has the meaning set forth in Section 4.12.

“IRS” means the United States Internal Revenue Service.

“JD Moore” has the meaning set forth in the Recitals.

“JD Partners” has the meaning set forth in the Recitals of this Agreement.

“Joint Instructions” has the meaning set forth in Section 9.2.

“Judy Moore” has the meaning set forth in the Recitals.

“Knowledge” when used with respect to Sellers, means the actual knowledge, after due inquiry, of Dan Moore, Judy Moore, Randy Moore, Tiffani Swalley, JD Moore, V. Jean Nichols, Grant Mize, Julie Reasonover, and Keith Ogden.

“Last Reviewed Fiscal Year End” has the meaning set forth in Section 4.5(b).

“Latest Balance Sheet” has the meaning set forth in Section 4.5(a).

“Latest Balance Sheet Date” has the meaning set forth in Section 4.5(a).

“Latest Financial Statements” has the meaning set forth in Section 4.5(a).

“Law” means any constitution, law, ordinance, principle of common law, rule, regulation, statute, treaty, or other legally enforceable requirement of any Governmental Entity.

“Leased Real Property” means all real properties leased, used, occupied, operated or otherwise held by any Company pursuant to a Real Property Lease, including all of the applicable Company’s right, title and interest in and to any land, buildings, structure, improvements and fixtures located thereon and easements and other rights and interests appurtenant thereto.

“Litigation” means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation or suit (whether civil, criminal, administrative, investigative or informal).

“Loss” means any loss, assessment, damage, deficiency, penalty, fine, cost (including investigatory, remedial and corrective actions costs), amount paid in settlement, judgment, liability, obligation, Tax, Encumbrance (other than a Permitted Encumbrance), expense or fee, including court costs and attorneys’ fees and expenses, and any other expenses incurred pursuant to any demand or Litigation.

“Material Adverse Effect” means any change, effect, event or condition, individually or in the aggregate, that has had or is reasonably likely to have a material adverse effect on any of the business, assets, properties, condition (financial or otherwise), or results of operations of the Companies, taken as a whole; provided,  however, that in determining whether a Material Adverse Effect has occurred, any effect to the extent attributable to the following shall not be considered: (a) changes in general economic conditions; (b) any actions required to be taken pursuant to the terms of this Agreement; (c) any changes, conditions, effects, or circumstances in the economic, business, financial or regulatory environment that effect the industries in which the Companies operate; (d) the effect of any changes in applicable Laws or accounting rules or the enforcement or interpretation thereof; (e) any change, condition, effect, or circumstance resulting from the entry into or the announcement of this Agreement or the identify of Buyer or any of its Affiliates as the acquirer of the Companies (including without limitation losses or threatened losses of the relationships of Moore Freight with its customers, vendors or suppliers for the loss or departure of officers or employees of Moore Freight); (f) any change, condition, effect or circumstance resulting from changes in political conditions; (g) conditions caused by acts of terrorism or war (whether or not declared and including any escalation or general worsening of any acts of terrorism) or any natural or manmade disaster or other acts of God; and (h) any action taken with Buyer’s consent (except, in the case of the foregoing clauses (a),  (c),  (d),  (e),  (f) and (g), to the extent Buyer reasonably demonstrates that such event or circumstance disproportionately affects the Companies in an adverse manner as compared to other participants in the industries in which the Companies operate).

“Material Contracts” has the meaning set forth in Section 4.13(a).

“Money Laundering Laws” has the meaning set forth in Section 4.25(c).

“Moore Freight” has the meaning set forth in the Recitals of this Agreement.

“Net Cash” means, with respect to any Company, all unrestricted cash and cash equivalents of such Company, net of (a) any checks and/or ACH outstanding, or any amounts needed for other items incurred but not posted, (b) any cash or cash equivalents securing existing letters of credit, security bonds and/or deposits or similar obligations, (c) any cash or cash equivalents that represent insurance deposits or collateral, customer prepayments, cash restricted for purposes of collateral, employee deductions, employee savings, employee deferred compensation, other employee deferrals, health insurance, or workers’ compensation funds, and (d) all other cash or funds that are restricted, pledged, collateralized, encumbered, or unearned.

“Operating Lease” means any lease set forth on Schedule 1.1-3.

“Order” means any judgment, injunction, writ, order, ruling, award or decree by any Governmental Entity or arbitrator.

“Ordinary Course of Business” means the ordinary course of business of the applicable Company in conducting its business, consistent with past custom and practice both in respect of nature and amount.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation, (b) the partnership agreement and any statement or certificate of partnership of a general partnership, (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (d) the limited liability company agreement and articles or certificate of formation of a limited liability company, (e) any other charter or similar document adopted or filed in connection with the creation, formation or organization of a Person and (f) any amendment to any of the foregoing.

“Owned Real Property” means all real properties owned by a Company.

“Ownership Interest” means, with respect to any Person, (a) capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest of such Person, (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing and (c) any right (contingent or otherwise) to acquire any of the foregoing.

“Parent” has the meaning set forth in the Preamble.

“Parent Common Stock” means the common stock of Parent, par value $0.0001.

“Parent Shares” means the Parent Common Stock issued by Parent to Dan Moore pursuant to Section 2.3(a)(ii).

“Parent Shares Value” means the greater of (i) $12.62 and (ii) the Per Share Value of the Parent Shares as of the date of the applicable Seller Liability Determination.

“Party” or “Parties” means Parent, Buyer, Sellers and Seller Representative.

“Per Share Value” means, as of the date of measurement, the average weighted closing sale price per share of Parent Common Stock as reported on the stock exchange which holds Parent’s primary listing for the five consecutive trading days ending on the date that is one trading day immediately preceding the date of measurement (in each case as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

“Permitted Encumbrances” means, except in the case of the Equity Interests, (i) (a) Encumbrances for current period Taxes that are not yet due and payable, (b) Encumbrances of carriers, warehousemen, mechanics’ and materialmen and other like Encumbrances arising in the Ordinary Course of Business that are not yet due and payable, (c) easements, rights of way, minor title imperfections and restrictions, zoning ordinances and other similar encumbrances affecting the Real Property and which do not, individually or in the aggregate, materially impair the value thereof or unreasonably restrict the use thereof in the Ordinary Course of Business, (d) landlord’s liens and similar Encumbrances in favor of lessors arising under or in connection with the Real Property Leases and securing amounts that are not yet due and payable, (e) Encumbrances that will be removed prior to or in connection with the Closing, and (ii) in the case of the Equity Interests, Encumbrances set forth in the Companies’ respective Organizational Documents and Encumbrances imposed by federal or state securities Laws.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Entity or other entity.

“Plan” means each plan, fund, contract, program and arrangement (whether written or not) for the benefit of present or former employees, consultants or directors or any spouses or dependents of such individuals, including those intended to provide (a) medical, surgical, health care, hospitalization, dental, vision, workers’ compensation, life insurance, death, disability, legal services, severance, sickness or accident benefits (whether or not defined in Section 3(1) of ERISA), (b) pension, profit sharing, equity compensation, retirement, supplemental retirement or deferred compensation benefits (whether or not tax qualified and whether or not defined in Section 3(2) of ERISA) or (c) equity-based compensation, salary continuation, unemployment, supplemental unemployment, severance, termination pay, retention, change-in-control, fringe, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA), and any employment or consulting agreement, in each case, (i) that is sponsored, maintained or contributed to by any Company or any of its ERISA Affiliates, (ii) that any Company or any of its ERISA Affiliates has committed to implement, establish, adopt or contribute to in the future or (iii) with respect to which any Company or any of its ERISA Affiliates has or could reasonably be expected to have any direct or indirect liability, whether absolute, contingent or otherwise.

“Plan of Reorganization” means that certain Second Amended Chapter 11 Plan of Reorganization by Moore Freight and G.R.E.A.T Logistics, Inc., dated February 12, 2014 filed in the Bankruptcy Court.

“Potential Discharged Claims” means all claims (as defined in 11 U.S.C. § 101(5)) that (a) were discharged in the Bankruptcy Cases and were treated in accordance with the Plan of Reorganization, or (b) would have been discharged in the Bankruptcy Cases and treated in accordance with the Plan of Reorganization in the event the holder of such claim had received proper notice of (i) the pendency of the Bankruptcy Cases, (ii) the opportunity to timely file a claim therein, and (iii) the opportunity to timely object to the Plan of Reorganization.

“Pre-Closing Date Tax Period” means any Tax period ending on or before the Closing Date.

“Pro Rata Share” means, with respect to each Seller, the applicable amount set forth next to such Seller’s name on Exhibit C in the column entitled “Pro Rata Share”.

“Protected Seller Communications” has the meaning set forth in Section 7.4(a).

“PRP” has the meaning set forth in Section 4.17(d).

“Purchase Price” has the meaning set forth in Section 2.3(a).

“Rand” has the meaning set forth in the Recitals of this Agreement.

“Randy Moore” has the meaning set forth in the Recitals of this Agreement.

“Real Property” means Owned Real Property, Leased Real Property, and other real property used, occupied, owned, operated or otherwise held by any Company, and any land, building, structure, improvements and fixtures located thereon and easements and other rights and interests appurtenant thereto.

“Real Property Lease” means any lease, sublease, license, or similar occupancy agreement, together with any amendments, modifications, extensions, renewals, guaranties, side letters or other agreements related thereto, pursuant to which any Company uses, occupies, operates or otherwise holds any Real Property.

“Regions CD” means that certain Certificate of Deposit held by Moore Freight at Regions Bank in the amount of approximately $200,394 as of the Closing.

“Releasee” has the meaning set forth in Section 11.18.

“Remedies Exception” when used with respect to any Person, means performance of such Person’s obligations except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

“Required Consents” has the meaning set forth in Section 2.6(f).

“Retained Liabilities” means (a) all Seller Taxes and (b) all liabilities or obligations relating to or arising from (i) Company Indebtedness, (ii) Affiliated Transactions (including Affiliated Indebtedness), (iii) the Litigation set forth on Schedule 4.14 or any other Litigation that is pending or, to Sellers’ Knowledge, threatened, in each case as of the Closing, against any Company (in each case, to the extent that the Losses with respect to such Litigation are not covered in full by the insurance of the Companies (net of any deductibles or costs of collection paid by any Company after the Closing), (iv) the Excluded Assets, (v) the Potential Discharged Claims, (vi) those matters described on Exhibit B and (vii) Transaction Expenses.

“Rolling Stock” means all tractors and trailers included in the Assets or leased by any Company from third-parties for use in the Business.

“RT&L” has the meaning set forth in the Recitals of this Agreement.

“Securities Act”  means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Seller Guarantor” has the meaning set forth in Section 7.6.

“Seller Indemnified Parties” has the meaning set forth in Section 8.2(a).

“Seller Liability Determination” means a determination of Sellers’ liability for and the amount of a Buyer Loss (a) pursuant to the procedures set forth in Section 8.1(e),  (b) by agreement between Buyer and Seller Representative or (c) by Court Direction.

“Seller Losses” has the meaning set forth in Section 8.2(a).

“Seller Released Parties” has the meaning set forth in Section 7.4(b).

“Seller Representative” has the meaning set forth in Section 11.17.

“Seller Taxes” means any and all Taxes (a) imposed on or with respect to any Seller; (b) imposed on or with respect to the Excluded Assets or the transfer thereof pursuant to Section 6.2,  (c) imposed on any Company or for which any Company may otherwise be liable for any Pre-Closing Date Tax Period and for the portion of any Straddle Period ending on the Closing Date (determined in accordance with Section 10.1(c)); (d) of any Consolidated Group (or any member thereof, other than any Company) of which any Company (or any predecessor thereof) is or was a member on or prior to the Closing Date by reason of Treasury Regulation § 1.1502-6(a) or any analogous or similar foreign, state or local law; (e) of any other Person for which any Company is or has been liable as a transferee or successor, by contract or otherwise resulting from events, transactions or relationships occurring or existing prior to the Closing; (f) that are social security, Medicare, unemployment or other employment or withholding Taxes, including the employer portion thereof, owed as a result of any payments made to any Seller pursuant to this Agreement; and (g) that are Transfer Taxes.

“Sellers” has the meaning set forth in the Preamble of this Agreement.

“Specified Liabilities” means the matters set forth on Schedule 1.1-2

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Subscription Agreement” has the meaning set forth in Section 2.6(k).

“Subsidiary” or “Subsidiaries” means any Person in which any ownership interest is owned, directly or indirectly, by another Person.

“Tax” or “Taxes” means (a) any taxes, assessments, fees, unclaimed property and escheat obligations and other governmental charges imposed by any Governmental Entity, including income, profits, gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, highway use, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not; and (b) any liability in respect of any item described in clause (a) above, that arises by reason of a Contract, the assumption of a Contract, transferee or successor liability, operation of Law (including as a result of being a member of a Consolidated Group for any period) or otherwise.

“Tax Proceeding” has the meaning set forth in Section 10.2.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any Governmental Entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Term Sheet” means that certain Term Sheet, dated as of September 26, 2017 and amended as of October 30, 2017, between Buyer and certain of the Sellers.

“Third Party Action” has the meaning set forth in Section 8.3(a).

“Third Party Claim Notice” has the meaning set forth in Section 8.3(a).

“Tiffani Swalley” has the meaning set forth in the Recitals.

“TM Transport” has the meaning set forth in the Recitals of this Agreement.

“Transaction Documents” means this Agreement, the Employment Agreements, the Escrow Agreement, the Subscription Agreements and any other agreement, exhibit, document and instrument contemplated by this Agreement.

“Transaction Expenses” means all expenses that have been incurred by Sellers or any Company in connection with the transactions contemplated by this Agreement that are unpaid as of the Closing, including legal, accounting and consulting fees and expenses incurred in negotiating, executing and delivering this Agreement and the other Transaction Documents.

“Transfer Taxes” means any and all transfer, sales, use, excise, goods and services, stock, conveyance, registration, securities transactions, real estate or land transfer, stamp, documentary, notarial, recording, permit, license, authorization and similar Taxes imposed on the sale of the Equity Interests pursuant to this Agreement.

“Treasury Regulations” means the final or temporary regulations promulgated under the Code.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

“WARN Liabilities” has the meaning set forth in Section 7.2.

“Woolf McClane” has the meaning set forth in Section 7.4(a).

II.        Purchase and Sale of Equity Interests

2.1       Redemption.  Immediately prior to the Closing, Moore Freight shall redeem the Redeemed Shares from Dan Moore in exchange for the Cash Sweep (defined below) with respect to Moore Freight.

2.2       Purchase and Sale.  On the terms and subject to the conditions set forth in this Agreement, Sellers agree to sell, transfer and deliver the Equity Interests, free and clear of any and all Encumbrances (other than Permitted Encumbrances), to Buyer, and Buyer agrees to purchase the Equity Interests from Sellers.

2.3       Consideration.

(a)        The aggregate consideration (the “Purchase Price”) to be paid or issued by Buyer and/or Parent to Sellers for the Equity Interests is:

(i)         $55,800,000 (the “Cash Purchase Price”), plus or minus, as applicable, the Cash Adjustment Amount; and

(ii)       145,129 shares of the Parent Common Stock issued to Sellers pursuant to this Agreement and the Subscription Agreement (the “Parent Shares”).

2.4       Cash Adjustment.

(a)        The Parties agree and acknowledge that, on the Closing Date, (i) Moore Freight has purchased the Redeemed Shares from Dan Moore and the LLCs have distributed to the respective members of each LLC (the “Cash Sweep”) an aggregate amount in cash equal to $[*] (the “Cash Sweep Amount”), which Cash Sweep Amount is an amount no greater than the product of (x) [*]% multiplied by (y) Sellers’ good faith estimate of the amount of Effective Time Net Cash (for the avoidance of doubt, including the Regions CD), and (ii) Moore Freight has retained the Regions CD and has not included any amounts with respect to the Regions CD in the Cash Sweep Amount

(b)        Within 120 days after the Closing Date, Buyer and Seller Representative shall cooperate in good faith to attempt to agree upon the amount of Effective Time Net Cash (and all discussions related thereto shall, unless otherwise agreed in writing by Buyer and Seller Representative, be governed by Rule 408 of the Federal Rules of Evidence (and any applicable similar state rule)).  If Buyer and Seller Representative are unable to agree upon the amount of Effective Time Net Cash within such 120 day period, then Buyer and Seller Representative will retain Lattimore, Black, Morgan and Cain, P.C. (the “Cash Auditor”) to resolve the dispute regarding the amount of Effective Time Net Cash.  In connection with the retention of the Cash Auditor, Buyer and Seller Representative shall each be required to submit to the Cash Auditor their respective estimates of the amount of Effective Time Net Cash, together with reasonable supporting documentation.  Buyer and Seller Representative shall instruct the Cash Auditor to

[*] Please refer to footnote 1 on page 1 of this Exhibit 2.3 resolve the dispute as soon as practicable, and in any event within 30 days following the submission of the dispute to the Cash Auditor, and Buyer, Sellers, Seller Representative and their respective agents and representatives shall cooperate with the Cash Auditor during its engagement.  In resolving the dispute regarding the amount of Effective Time Net Cash, the Cash Auditor may not assign a value to any particular line item greater than the highest value for such item claimed by either Buyer or Seller Representative or less than the lowest value for such item claimed by either Buyer or Seller Representative.  The Cash Auditor’s determination shall be based solely on the written submissions by Buyer and Seller Representative (i.e., not on an independent review) and the definitions and other terms included herein.  In resolving the amount of Effective Time Net Cash, Buyer, Sellers and Seller Representative will not engage in discovery and no arbitration hearing will be held.  The fees and expenses of the Cash Auditor shall be borne 50% by Buyer and 50% by Sellers.  Upon the agreement of Buyer and Seller Representative of the amount of Effective Time Net Cash (or, in the event that Buyer and Seller Representative submit a dispute regarding the amount of Effective Time Net Cash to the Cash Auditor, upon the Cash Auditor’s determination thereof), the amount (whether positive or negative) equal to (x) the amount of Effective Time Net Cash minus (y) the Cash Sweep Amount shall be the “Cash Adjustment Amount,” and the absolute value of the Cash Adjustment Amount is hereinafter referred to as the “Adjustment Payment”.

(c)        If the Cash Adjustment Amount is a positive number, then Buyer shall (or shall cause the Companies to), within five Business Days following the determination of the Cash Adjustment Amount, deliver to Seller Representative the Adjustment Payment by wire transfer of immediately available funds to the account or accounts designated by Seller Representative.

(d)        If the Cash Adjustment Amount is a negative number, then Sellers shall, on a joint and several basis, within five Business Days following the determination of the Cash Adjustment Amount, deliver to Buyer the Adjustment Payment by wire transfer of immediately available funds to the account designated by Buyer.

2.5       The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Vinson & Elkins L.L.P. in Dallas, Texas at 2001 Ross Avenue, Suite 3700, Dallas, TX 75201-2975 at 10:00 a.m. Dallas Time on the date of this Agreement, or at such other place and on such other time and date as is mutually agreeable to Buyer and Sellers.  The date on which the Closing occurs is referred to herein as the “Closing Date” and, except as otherwise provided in this Agreement, shall be deemed effective as of 11:59 p.m. Dallas time on the day immediately preceding the Closing Date (the “Effective Time”).  All actions to be taken by the Parties in connection with consummation of the transactions contemplated by this Agreement, and all certificates, instruments and other documents required to effect the transactions contemplated by this Agreement, will be in form and substance reasonably satisfactory to the other Parties.  All items delivered by the Parties at the Closing (including pursuant to Sections 2.6 and 2.7) will be deemed to have been delivered simultaneously, and no items will be deemed delivered or waived until all have been delivered or waived.

2.6       Sellers’ and the Companies’ Deliveries and Actions at the Closing.  Subject to the conditions set forth in this Agreement, on the Closing Date, Sellers shall, and shall cause the Companies (as applicable) to:

(a)        deliver to Buyer certificates representing all of the Equity Interests, free and clear of all Encumbrances, accompanied by a duly executed assignment in form and substance reasonably acceptable to Buyer;

(b)        deliver to Buyer a certificate executed by an officer or authorized representative of each Company, dated the Closing Date, certifying as to the Organizational Documents of such Company;

(c)        deliver to Buyer resignations of the officers and/or members of the boards of directors, boards of managers or equivalent governing body of each of the Companies, set forth on Schedule 2.6(c);

(d)        deliver to Buyer documentation evidencing the termination and release, at the Closing, of all Encumbrances on the Equity Interests (other than Permitted Encumbrances);

(e)        deliver to Buyer each of a payoff-letter between the applicable Company and each holder of Company Indebtedness and Affiliated Indebtedness, covering the payment in full of such Indebtedness, together with evidence satisfactory to Buyer of the contemporaneous release of any Encumbrances relating to such Indebtedness being repaid;

(f)        deliver to Buyer the Consents and Governmental Authorizations set forth on Schedule 2.6(f) (collectively, the “Required Consents”);

(g)        deliver to Buyer a certificate of non-foreign status of each Seller meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2);

(h)        deliver to Buyer (i) an Employment Agreement, effective as of the Closing, by and between Dan Moore and Moore Freight, duly executed by Dan Moore, (ii) an Employment Agreement, effective as of the Closing, by and between Randy Moore and Moore Freight, duly executed by Randy Moore, (iii) an Employment Agreement, effective as of the Closing, by and between Grant Mize and Moore Freight, duly executed by Grant Mize, (iv) an Employment Agreement, effective as of the Closing, by and between JD Moore and Moore Freight, duly executed by JD Moore, (v) an Employment Agreement, effective as of the Closing, by and between Tiffani Swalley and Moore Freight, duly executed by Tiffani Swalley, and (vi) an Employment Agreement, effective as of the Closing, by and between Julie Reasonover and Moore Freight, duly executed by Julie Reasonover (collectively, the “Employment Agreements”);

(i)         deliver to Buyer and the Escrow Agent the Escrow Agreement, effective as of the Closing Date, by and among Buyer, Seller Representative and the Escrow Agent (the “Escrow Agreement”), duly executed by Seller Representative;

(j)         deliver to Buyer evidence reasonably satisfactory to Buyer that the Affiliated Transactions on Schedule 2.6(j) have been terminated;

(k)        deliver to Buyer the Subscription Agreement, effective as of the Closing Date, by and between Buyer and Dan Moore (the “Subscription Agreement”), duly executed by Dan Moore;

(l)         deliver to Buyer the Excluded Assets Assignment, duly executed by the Companies and Sellers;

(m)       deliver to Buyer Phase I environmental reports with respect to each of the parcels of Owned Real Property, in form and substance satisfactory to Buyer; and

(n)        deliver to Buyer such other documents, instruments and certificates as Buyer or its counsel reasonably deems necessary to consummate the transactions contemplated by this Agreement.

2.7       Buyer’s Deliveries and Actions at the Closing.  Subject to the conditions set forth in this Agreement, on the Closing Date, Buyer or Parent, as applicable, shall:

(a)        issue to Dan Moore the Parent Shares;

(b)        deliver to each Seller its Pro Rata Share of the Closing Amount by wire transfer of immediately available funds to the account designated by such Seller;

(c)        deliver to Sellers and Moore Freight the Employment Agreements, duly executed by Moore Freight;

(d)        deliver to Seller Representative and the Escrow Agent the Escrow Agreement, duly executed by Buyer;

(e)        deliver to Dan Moore the Subscription Agreement, duly executed by Parent;

(f)        deliver to the Escrow Agent the Escrow Amount, by wire transfer of immediately available funds;

(g)        deliver to the recipients thereof an amount sufficient to repay any and all Indebtedness being paid by Buyer on Sellers’ behalf at the Closing;

(h)        deliver to the recipients thereof an amount sufficient to pay any and all Transaction Expenses being paid by Buyer on Sellers’ behalf at the Closing;

(i)         deliver to the recipients thereof an amount sufficient to pay any and all Specified Liabilities being paid by Buyer on Sellers’ behalf at the Closing.

2.8       Purchase Price Allocation.  Sellers and Buyer agree to allocate the amount of Company Indebtedness, Assumed Indebtedness and Specified Liabilities (and any other items constituting consideration for applicable income Tax purposes) which is attributable to each LLC as set forth on Schedule 2.8 among the assets of such LLC deemed purchased on the Closing Date (the “Allocation”). The Parties shall use commercially reasonable efforts to update the Allocation in a manner consistent with Section 1060 of the Code following any adjustment to the Purchase Price pursuant to this Agreement,  Sellers and Buyer shall, and shall cause their Affiliates to, report and file Tax Returns consistently with the Allocation, including IRS Form 8594, which Buyer and Sellers shall timely file with the IRS, and neither Sellers nor Buyer shall take any position in any filed Tax Return that is inconsistent with the Allocation, as adjusted, in each case, unless required to do so by a final determination as defined in Section 1313 of the Code, and each of Sellers and Buyer agree to promptly advise each other regarding the existence of any Tax audit, controversy or litigation related to the Allocation

III.       Sellers’ Representations and Warranties

Each Seller jointly and severally represents and warrants to Buyer and Parent that the statements contained in this Article III are true, correct and complete as of the Closing Date. The Schedules will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article III.

3.1       Title to the Equity Interests.  Sellers own, of record and beneficially, the Equity Interests, free and clear of any and all Encumbrances (other than Permitted Encumbrances).  At Closing, Buyer will obtain good and valid title to the Equity Interests, free and clear of any and all Encumbrances (other than Permitted Encumbrances).

3.2       Valid and Binding Agreement.  Each Seller has full legal capacity to enter into this Agreement and each other Transaction Document to which such Seller will be a party and to consummate the transactions contemplated hereby and thereby.  This Agreement and each other Transaction Document to which a Seller will be a party have been duly executed and delivered by such Seller and constitute the valid and binding obligation of such Seller, enforceable against it in accordance with its terms, subject to the Remedies Exception.

3.3       No Breach; Consents.  Except as set forth on Schedule 3.3, the execution, delivery and performance of this Agreement and each other Transaction Document to which any Seller will be a party does not and will not (a) violate or conflict with any Law, Order or Governmental Authorization; (b) conflict with, result in any breach of any of the provisions of, constitute a default (or any event which would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, increase the burdens under, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) or require a Consent under any material contract or Governmental Authorization that is either binding upon or enforceable against such Seller; (c) result in the creation of any Encumbrance upon the Equity Interests or any of the assets of the Companies; or (d) require any Governmental Authorization.

3.4       Brokerage.  Except as set forth in Schedule 3.4, no Person is or will be entitled to receive any brokerage commission, finder’s fees, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of any Seller or any Company for which any of the Parties or any Company is or could become liable or obligated.

3.5       Securities.  Dan Moore is acquiring the Parent Shares hereunder for investment, solely for his own account and not with a view to, or for resale in connection with, any distribution or other disposition thereof in violation of the Securities Act or any applicable state securities Law. Dan Moore acknowledge that none of the Parent Shares acquired hereunder may be resold in the absence of registration, or the availability of an exemption from such registration, under the Securities Act or any applicable state securities Law.  Dan Moore is an “accredited investor” as defined in Rule 501 promulgated under the Securities Act and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Parent Shares.

IV.       Representations and Warranties Regarding the Companies

Each Seller jointly and severally represents and warrants to Buyer and Parent that the statements contained in this Article IV are true, correct and complete as of the Closing Date. The Schedules will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article IV.

4.1       Incorporation; Power and Authority; Valid and Binding.  Each Company is an entity duly organized, validly existing and in good standing under the laws of the State of Tennessee, with full corporate power and authority to conduct its business as such is now being conducted and is presently proposed to be conducted.  Schedule 4.1 lists the date of formation of each Company, each state or other jurisdiction in which each Company is duly qualified to do business as a foreign corporation or limited liability company and the date of such qualification.  Each Company is duly qualified to do business and in good standing in each state or jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activity conducted by it, require such qualification and where the failure to be qualified would result in a material liability to Buyer or the Companies after the Closing.  Each Company is in compliance in all material respects with the provisions of its Organizational Documents.

4.2       No Breach; Consents.  The execution, delivery and performance of this Agreement does not and will not: (a) contravene any provision of the Organizational Documents of the Companies; (b) violate or conflict with any material Law, Order or Governmental Authorization; (c) conflict with, result in any breach of any of the provisions of, constitute a default (or any event which would, with the passage of time or the giving of notice or both, constitute a default) under, result in any violation of, increase the burdens under, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) or, except as set forth on Schedule 4.2, require a Consent under any Material Contract that is either binding upon or enforceable against any Company; (d) result in the creation of any Encumbrance upon any Company or any of the assets of any Company; or (e) require any Governmental Authorization.

4.3       Capitalization.

(a)        Schedule 4.3, sets forth all of the issued and outstanding Ownership Interests in each Company and the owners (of record and otherwise) of such Ownership Interests.  All of the Ownership Interests of the Companies have been duly authorized and validly issued and are fully paid (to the extent required under the Organizational Documents of the applicable Company) and non-assessable (except as such non-assessability may be affected by applicable Law) and were not issued in violation of, and, except as identified in Schedule 4.3, are not subject to, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Organizational Documents of the applicable Company or any Contract to which such Company is or was a party or by which it is or was otherwise bound.

(b)        Except as set forth on Schedule 4.3, there are no Contracts (including options, warrants, calls and preemptive rights) obligating any Company to (i) issue, sell, pledge, dispose of or encumber any Ownership Interests in such Company or any securities convertible, exercisable or exchangeable into Ownership Interests in such Company, (ii) redeem, purchase or acquire in any manner any Ownership Interests in such Company or any securities that are convertible, exercisable or exchangeable into any Ownership Interests in such Company or (iii) make any dividend or distribution of any kind with respect to the Ownership Interests in such Company (or to allow any participation in the profits or appreciation in value of such Company).

4.4       Subsidiaries.  Except as set forth on Schedule 4.4, no Company has any Subsidiaries or owns any Ownership Interests in any other Person.  There are no outstanding obligations of any Company to provide funds to or make any investment (in either case, in the form of a loan, capital contribution, purchase of an Ownership Interest or otherwise) in, any other Person.

4.5       Financial Statements.

(a)        Set forth on Schedule 4.5(a) are the unaudited balance sheets as of October 31, 2017 (the “Latest Balance Sheet” and such date, the “Latest Balance Sheet Date”) of each of the Companies and the unaudited statement of income of each of the Companies for the 10-month period then ended (such statements and the Latest Balance Sheet, the “Latest Financial Statements”).

(b)        Set forth on Schedule 4.5(b) are (i) (1) the reviewed balance sheet as of December 31, 2016 of Moore Freight and the related reviewed statements of income, and comprehensive income, stockholders’ equity and cash flows of Moore Freight for such year (the “Last Reviewed Fiscal Year End”) and (2) the unaudited balance sheet and the unaudited statements of income as of the Last Reviewed Fiscal Year End of each other Company, and (ii) (1) the reviewed balance sheet as of December 31, 2015 of Moore Freight and the related reviewed statements of income, and comprehensive income, stockholders’ equity and cash flows of Moore Freight for such year and (2) the unaudited balance sheet and the unaudited statements of income as of December 31, 2015 of each other Company (collectively, the “Annual Financial Statements” and together with the Latest Financial Statements, the “Financial Statements”).

(c)        The Financial Statements are based upon the books and records of the Companies and present fairly in all material respects the financial position and results of operations of the Companies at the respective dates and for the respective periods indicated in accordance with GAAP in all material respects (except as may be indicated in the notes thereto and subject, in the case of the Latest Financial Statements, for the absence of footnotes and normal recurring year-end adjustments).

4.6       Absence of Undisclosed Liabilities.  Except as reflected or expressly reserved against in the Annual Financial Statements or the Latest Financial Statements, no Company has any liabilities or obligations (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted), except liabilities or obligations (a) that have arisen after the Latest Balance Sheet Date in the

Ordinary Course of Business; (b) set forth on Sellers’ Disclosure Schedule; or (c) incurred in connection with the transactions contemplated hereby and in accordance with this Agreement.

4.7       Books and Records.  The books of account and records of each Company are complete and correct in all material respects.

4.8       Absence of Certain Developments.  Except as contemplated by this Agreement or set forth on Schedule 4.8, since the Last Reviewed Fiscal Year End:

(a)        except for the Excluded Assets, neither Sellers nor any Company has sold, leased, transferred or assigned any of the assets of any Company, tangible or intangible, other than for fair consideration in the Ordinary Course of Business;

(b)        no Company has entered into any Contract (or series of related Contracts) involving more than $[*] that is outside the Ordinary Course of Business;

(c)        no Person (including Sellers or any Company) has accelerated, suspended, terminated, modified or canceled any Contract (or series of related Contracts) involving more than $[*] to which any Company is a party or by which it is bound;

(d)        other than in the Ordinary Course of Business, no Encumbrance has been imposed on any asset of any Company;

(e)        no Company has made any capital expenditure (or series of related capital expenditures) outside the Ordinary Course of Business or made any capital investment in, any loan to, or any acquisition of the securities or material assets of, any other Person (or series of related capital investments, loans and acquisitions);

(f)        other than advances on existing credit facilities in the Ordinary Course of Business, no Company has created, incurred, assumed or guaranteed any Indebtedness;

(g)        no Company has delayed, postponed or accelerated the payment of accounts payable or other liabilities or the receipt of any accounts receivable except in the Ordinary Course of Business;

(h)        no Company has canceled, compromised, waived or released any material right or claim (or series of related rights or claims) other than in the Ordinary Course of Business;

(i)         there has been no change made, or authorized to be made, in the Organizational Documents of any Company other than as disclosed to Buyer in connection with the Pre-Closing Reorganization;

(j)         no Company has experienced any damage, destruction or loss (whether or not covered by insurance) in excess of $[*] in the aggregate to its property;

(k)        no Company has made any loan to, or entered into any other transaction with, any Seller, any Business Employee or any Company’s directors, officers, employees or independent contractors, or any Affiliate of the foregoing other than such loans with an aggregate

[*] Please refer to footnote 1 on page 1 of this Exhibit 2.3 principal balance of less than $[*] made to independent contractor drivers and Business Employees that are not Sellers, Affiliates of any Seller, or officers, managers or directors of any Company;

(l)         no Company has entered into any Plan or any other employment, consulting, severance, retention, change in control or indemnification agreements, or entered into, or become bound by, any collective bargaining agreement or other obligation to any labor organization or employee representative, in each case, whether written or oral, or modified the terms of any such existing agreement except as required by applicable Law and there has not been any material labor trouble, work stoppages, strikes or threats thereof;

(m)       no Company has made any change in accounting principles or practices from those utilized in the preparation of the Annual Financial Statements;

(n)        to Sellers’ Knowledge, no complaint or investigation against any Company has been commenced by any Governmental Entity and no other event has occurred which calls into question any Governmental Authorization necessary for such Company to conduct the Business and to own and operate such Company’s assets;

(o)        there has been no increase to the salary, wage or other compensation or level of benefits payable or to become payable by any Company to any of its officers, managers, directors, Business Employees, agents or Independent Contractors (including any Seller);

(p)        no Material Adverse Effect has occurred;

(q)        no Company has received any written notice (or, to Sellers’ Knowledge, in any other manner) from any customer, supplier, Governmental Entity or any other Person, the result of which could reasonably be expected to materially impact the Business;

(r)        no Company has issued, sold or otherwise disposed of any of its Ownership Interests, or granted any Ownership Interests, including any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its Ownership Interests;

(s)        no Company has (i) made any settlement of or compromised any Tax liability, changed or revoked any Tax election or Tax method of accounting, made any new Tax election or adopted any new Tax method of accounting; (ii) surrendered any right to claim a refund of Taxes; (iii) consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment; or (iv) taken any other action that would have the effect of increasing the Tax liability of any Company for any period (or portion thereof) beginning after the Closing Date;

(t)         except for the Cash Sweep, no Company has declared, set aside or paid any dividend or made any distribution with respect to its Ownership Interests (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its Ownership Interests or split, combined or reclassified any of its Ownership Interests;

(u)        except as part of the requirements of the Closing, no Company has discharged or satisfied any Encumbrance or paid any liability, other than current liabilities paid in the Ordinary Course of Business;

[*] Please refer to footnote 1 on page 1 of this Exhibit 2.3

(v)        except as required by applicable Law, no Company has adopted or terminated or made any amendment or modification to any Plans;

(w)       no Company has incurred any trade accounts payable which have not been satisfied in full prior to the Closing Date;

(x)        no Company has taken any action outside of the Ordinary Course of Business, except for actions explicitly permitted or required by this Agreement; and

(y)        neither Sellers nor any Company has committed or agreed (in writing or otherwise) to take any of the actions described in this Section 4.8.

4.9       Real Property and Assets.

(a)        Schedule 4.9(a) is a true, correct and complete list of (i) each parcel or tract of Owned Real Property, (ii) each parcel or tract of Leased Real Property, and (iii) each Real Property Lease.  The Real Property constitutes all of the real property owned, leased, subleased, licensed, used, operated, occupied or otherwise held (whether or not occupied, and including any leases or other occupancy agreements assigned or leased premises sublet for which any Company remains liable) by any Company.

(b)        Except as set forth on Schedule 4.9(b)(i) there are no parties in possession of the Real Property other than the Companies, and, except as set forth on Schedule 4.9(b)(ii), none of the Real Property Leases have been assigned in whole or in part, nor has the Real Property (or any portion thereof) been subleased. There is no default (or any event which would, with the passage of time or the giving of notice or both, constitute a default) by any party under any Real Property Lease.

(c)        The conduct of the Business of the Companies, as currently conducted or currently proposed to be conducted, on or from the Real Property is permitted, as a legally conforming use, under all applicable zoning, building and land use laws, ordinances and codes.

(d)        No condemnation, expropriation, requisition (temporary or permanent), eminent domain or similar proceedings are currently pending with respect to all or any portion of the Real Property, nor, to Sellers’ Knowledge, are any such proceedings threatened or contemplated.

(e)        Schedule 4.9(e) sets forth each Encumbrance (other than Permitted Encumbrances) on (i) the Real Property and (ii) the machinery, equipment (including trucks and trailers) and other tangible assets and properties used by any Company, located on its premises, or included in the Latest Balance Sheet or acquired after the date thereof (collectively with the Owned Real Property, the “Assets”) and, except as set forth on Schedule 4.9(e), each Company has good and marketable title to, or a valid leasehold interest in, the Assets, free and clear of any Encumbrances (other than Permitted Encumbrances), except for immaterial Assets disposed of in the Ordinary Course of Business since the Last Reviewed Fiscal Year End.

(f)        The Assets (other than the Rolling Stock and the Excluded Assets), taken as a whole (i) are adequate and suitable for their present and intended uses, and are in good condition and repair, normal wear and tear excepted and (ii) are not in need of maintenance or repairs except for ordinary and routine maintenance and repairs.

(g)        The Rolling Stock, taken as a whole, (i) is in the Companies’ possession and control, (ii) is in good operating condition and repair (subject to normal wear and maintenance), (iii) is usable in the Ordinary Course of Business, (iv) is in conformance with applicable Laws, Governmental Authorizations, warranties and maintenance schedules relating to its construction, manufacture, modification, use and operation, (v) is in good operating condition as compared to tractors and trailers of its age and type and (vi) has been maintained and serviced in a manner consistent with manufacturers’ recommendations and requirements, DOT standards and the standards of any other Governmental Entity applicable to the Rolling Stock. Schedule 4.9(g) sets forth the Rolling Stock and certain other Assets owned by the Companies as of the Latest Balance Sheet Date, and, except for acquisitions and dispositions in the Ordinary Course of Business since such date, such Rolling Stock and Assets are owned by the Companies as of the Closing Date.

(h)        The Assets (other than the Excluded Assets) are sufficient for the continued conduct of the Business after the Closing by Buyer and the Companies in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property, and assets of every type and description, whether real or personal, tangible or intangible, necessary to conduct the Business as currently conducted or currently proposed by Buyer to be conducted.

(i)         No Real Property has been damaged by fire or other casualty.

(j)         To Sellers’ Knowledge, there is no fact or condition existing which could result in the termination or reduction of the current access from any Real Property or to the existing highway and roads that provide access thereto.

4.10     Accounts Receivable.  All notes and accounts receivable of each Company are reflected properly on its books and records, are valid, have arisen from bona fide transactions in the Ordinary Course of Business, and except for the Remedies Exception, to the Sellers’ Knowledge are not subject to any defense or offset.  All such notes and accounts receivable are, to Sellers’ Knowledge, collectible at the amounts shown, subject to any allowance for uncollectibles reflected in the Financial Statements.

4.11     Taxes.

(a)        Except as set forth on Schedule 4.11(a), each Company has (i) timely filed (or has had timely filed on its behalf) (taking into account any valid extensions) all Tax Returns required to be filed by or with respect to such Company under applicable Laws and each such Tax Return is true, correct and complete in all material respects; (ii) timely and properly paid (or has had paid on its behalf) in full all Taxes owed by such Company or for which such Company may be liable that are or have become due; (iii) established on the Latest Balance Sheet consistent with past practices, reserves that are adequate for the payment of any Taxes not yet due and payable; and (iv) satisfied in full in all respects all Tax withholding and deposit requirements imposed on or with respect to such Company.

(b)        There are no Encumbrances for Taxes upon any asset of any Company, except for (i) current period Taxes not yet due and payable and (ii) any Encumbrances for Taxes which will be satisfied at the Closing and are set forth on Schedule 4.11(b).

(c)        There is no claim against any Company for any Taxes, and no assessment, deficiency, or adjustment has been proposed, asserted or threatened with respect to any Taxes or Tax Returns of or with respect to any Company.

(d)        No Tax audits or administrative or judicial proceedings are being conducted, pending or, to Sellers’ Knowledge, threatened with respect to any Company.

(e)        No claim has been made by a Governmental Entity in a jurisdiction where any Company does not file a Tax Return that such Company is or may be subject to taxation in such jurisdiction.

(f)        There is not in effect any extension of time with respect to the due date for the filing of any Tax Return of or with respect to any Company or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to any Company.

(g)        None of the property of any Company is held in an arrangement that is a partnership for U.S. federal Tax purposes.  None of the property of any Company is “tax exempt use property” (within the meaning of Section 168(h) of the Code) or “tax exempt bond financed property” (within the meaning of Section 168(g)(5) of the Code).

(h)        No Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any:  (i) adjustment under either Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) by reason of a change in method of accounting or otherwise on or prior to the Closing Date for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law) entered into or created on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) cash method of accounting or long-term contract method of accounting utilized prior to the Closing Date, (vi) prepaid amount received on or prior to the Closing Date; or (vii) election pursuant to Section 108(i) of the Code made on or prior to the Closing Date.

(i)         No Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the Closing Date or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(j)         No Company is a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements.

(k)        No Company has any liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign Tax law), or as a transferee or successor, or by contract or otherwise.  In the past four years, no Company has been a member of a Consolidated Group filing for federal or state income Tax purposes.

(l)         No Company has entered into any agreement or arrangement with any Taxing Authority that requires such Company to take any action or to refrain from taking any action.  No Company is a party to any agreement with any Taxing Authority that would be terminated or adversely affected as a result of the transactions contemplated by this Agreement.

(m)       No Company has participated (within the meaning of Treasury Regulations § 1.6011-4(c)(3)) in any “reportable transaction” within the meaning of Treasury Regulations § 1.6011-4(b) (and all predecessor regulations).

(n)        There is no material property or obligation of any Company, including uncashed checks to vendors, customers, or employees, non-refunded overpayments, or unclaimed subscription balances, that is escheatable or reportable as unclaimed property to any state or municipality under any applicable escheatment or unclaimed property laws.

(o)        No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect any Company.

(p)        All of the property of each Company that is subject to property Tax has been properly listed and described on the property Tax rolls of the appropriate taxing jurisdiction for all periods prior to Closing and no portion of any Company’s property constitutes omitted property for property Tax purposes.

(q)        No Company is subject to Tax in any jurisdiction, other than the country in which it is organized, by virtue of having, or being deemed to have, a permanent establishment, fixed place of business or similar presence.

(r)        Moore Freight is, and has been since its formation, properly classified for U.S. federal income tax purposes as a corporation. Each of the Companies (other than Moore Freight) is, and has been since its formation, properly classified for U.S. federal income tax purposes as an entity disregarded as separate from its owner.

4.12     Intellectual Property Rights.  Schedule 4.12 lists all United States and foreign patents, trademarks, trade names, Internet domain names, marks, service names, copyrights and applications therefor (“Intellectual Property Rights”) used by any Company in, and which are material to, the conduct of the Business (“Company Intellectual Property Rights”).  The Companies own or possess adequate licenses or other valid rights to use all Company Intellectual Property Rights, and, to Sellers’ Knowledge, no conduct of the Business by any Company conflicts with any Intellectual Property Rights of others.

4.13     Material Contracts.

(a)        Schedule 4.13 lists by category the following Contracts to which any Company is a party or subject or by which it is bound (the “Material Contracts”):

(i)         all Contracts or group of related Contracts with the same party for the purchase of products or services with an undelivered balance in excess of $[*];

(ii)       all Contracts or group of related Contracts with the same party for the sale of products or services with an undelivered balance in excess of $[*];

(iii)      all Real Property Leases and all leases of personal property (excluding any personal property lease with aggregate annual payments of $[*] or less, but including any lease relating to Rolling Stock, regardless of the amount of annual payments);

(iv)       all Contracts for the sale of any capital assets in excess of $[*];

(v)        all Contracts for capital expenditures in excess of $[*];

(vi)       all Contracts relating to Indebtedness or to mortgaging, pledging or otherwise placing an Encumbrance on any of the assets of any Company or guaranteeing any of the same;

(vii)     all other Contracts in which the aggregate obligation of any Company exceeds $[*];

(viii)    all Contracts with an owner operator or with respect to any employee leasing arrangement affecting Rolling Stock;

(ix)       all Contracts that have a “change in control” clause;

(x)        all joint venture, acquisition and partnership agreements and other agreements relating to the acquisition by any Company of any operating business or the Ownership Interests of any other Person;

(xi)       all Contracts in excess of $[*] with customers or any other Person for the sharing of fees, the rebating of charges or purchase price or other similar arrangements;

(xii)     all Contracts containing covenants pertaining to the right to compete and not to compete in any line of business or similarly restricting the ability of any Company to conduct business with any Person or in any geographical area;

(xiii)    all license and franchise agreements (excluding licenses granted to any Company to use retail available, off the shelf computer software);

[*] Please refer to footnote 1 on page 1 of this Exhibit 2.3

(xiv)     all collective bargaining agreements or Contracts with any union to which any Company is a party or by which any Company is bound;

(xv)      all Contracts relating to the Specified Liabilities;

(xvi)     to the extent such Contracts have not been fully performed by any Company as of the Closing Date, all employment agreements, consulting, retention, change in control or severance arrangements and all other Contracts, including indemnification agreements, with any current or former officer, director, Business Employee, consultant, Independent Contractor, agent or representative of any Company, including any contract with any staffing, leasing agency, professional employer organization or other Person providing services to any Company;

(xvii)   all Contracts regarding the terms under which any Company leases or otherwise contracts for the services of any Business Employees; and

(xviii)  all other Contracts material to the operation of the business.

(b)        The Companies have delivered to Buyer true, complete and correct copies of each Material Contract (including any amendments or modifications thereto). Each Material Contract is valid and binding, currently in force and enforceable in accordance with its terms, subject to the Remedies Exception.  The applicable Company party to each Material Contract, and to Sellers’ Knowledge, each other party to each Material Contract, has performed in all material respects all obligations required to be performed by it in connection with each such Material Contract.  No Company has received any written notice (or, to Sellers’ Knowledge, in any other manner) of any claim of default by any Company under or termination of any Material Contract.  No Company has any present expectation or intention of not fully performing any obligation pursuant to any Material Contract, and there is no breach, anticipated breach or default by any Company or, to Sellers’ Knowledge, any other party to any Material Contract.

4.14     Litigation.  Schedule 4.14 sets forth all Litigation that is pending or, to Sellers’ Knowledge, threatened (a) against or by any Company or (b) that relates to the Equity Interests or the Business.  Except as set forth on Schedule 4.14, since the Last Reviewed Fiscal Year End, neither any Company nor any Seller has settled or received a final judgment concerning any Litigation (x) against or by any Company or (y) that relates to the Equity Interests or the Business.  No Company is subject to any outstanding Order.

4.15     Insurance.  Schedule 4.15 sets forth a true, correct and complete list of all insurance policies in force as of the Closing that are maintained by or cover any Company or any material aspect of the Business.  All premiums due and payable under all such insurance policies have been paid and all such insurance policies are in full force and effect on their current terms in accordance with their terms and, except as set forth on Schedule 4.15, will continue to be in full force and effect after the Closing.

4.16     Compliance with Laws; Governmental Authorizations.

(a)        Except as set forth on Schedule 4.16(a), Each Company is, and for the last three years has been, in material compliance with all applicable Laws and Orders.  No Company is relying on any exemption from or deferral of any Law, Order or Governmental Authorization that would not be available to it after the Closing.

(b)        Each Company has in full force and effect all material Governmental Authorizations necessary to conduct the Business and own and operate the Assets (including licenses, permits, authorizations, franchises, and certificates). Schedule 4.16(b) lists each material Governmental Authorization held by any Company and identifies any such Governmental Authorization which has a “change in control” clause.  Each Company has complied in all material respects with all applicable Governmental Authorizations.  All material Governmental Authorizations are renewable by their terms or in the Ordinary Course of Business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees.  No Person other than the Companies owns or has any proprietary, financial or other interest (direct or indirect) in any Governmental Authorizations which the Companies own, possess or use in the operation of the Business as now or previously conducted.

4.17     Environmental Matters.

(a)        Except as set forth on Schedule 4.17(a), each Company and the Real Property (i) are in material compliance with all applicable Environmental Laws and (ii) except for any violation that has been fully resolved and is described on Schedule 4.17(a)-1, has been in material compliance with all applicable Environmental Laws during the Environmental Time Period.

(b)        Except as set forth on Schedule 4.17(b), each Company (i) has obtained, maintained in full force and effect, and is in material compliance with the terms of all Governmental Authorizations, permits, licenses, certificates of compliance, approvals and other authorizations required under Environmental Laws (“Environmental Permits”) necessary to conduct the Business, and (ii) has in the past obtained, maintained in full force and effect and, except for any non-compliance that has been fully resolved and is described on Schedule 4.17(b)-1, has been in compliance, in all material respects, with all Environmental Permits necessary to conduct the Business during the Environmental Time Period.

(c)        Except as set forth on Schedule 4.17(c), no Company has, within the Environmental Time Period, received any written notice of material violations or material liabilities arising under Environmental Laws relating to any Company or any of its facilities (including the Real Property) that remains pending or unresolved and there are no material circumstances, events or occurrences that are reasonably likely to result in the receipt of such notice. No Litigation is pending or, to Sellers’ Knowledge, threatened against any Company or relating to any of the Real Property before any Governmental Entity under any Environmental Law, and neither such Company nor any of the Real Property is subject to any Order pursuant to any Environmental Law.

(d)        Schedule 4.17(d) describes any instance in which any Company has generated, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited, stored, released, transported or disposed, or arranged for the transport or disposal of Hazardous Materials on, from, under or about any part of the Real Property, any property previously owned or occupied by any Company, or any other property in violation of

Environmental Laws or in a manner reasonably likely to give rise to liability for any Company under Environmental Laws, including any instances where any Company has received notifications alleging potential responsible party (“PRP”) status or other liability for a state or federal Superfund site or requesting information pursuant to Section 104(e) of the Comprehensive Environmental Response, Compensation, and Liability Act, as amended (“CERCLA”).

(e)        Except as set forth on Schedule 4.17(e), no underground storage tanks are or, to Sellers’ Knowledge, have in the past been located on or under any of the Real Property.

(f)        Except as set forth on Schedule 4.17(f), Sellers have provided Buyer with complete and correct copies of all audits, assessments, inspections, reports, and correspondence in the possession or control of any Company and relating to material environmental matters relating to any Company or any of its facilities (including the Real Property).

(g)        Except as set forth on Schedule 4.17(g), to the Sellers’ Knowledge, there are no liability arising under Environmental Law or Environmental Permits as a result of the ownership or operation of any Company or Real Property by a predecessor owner or operator prior to the Environmental Time Period that are reasonably likely to result in the imposition of a material liability on any Company or Real Property.

4.18     Employees.

(a)        Schedule 4.18(a) lists each Business Employee and each independent contractor of any Company (including those which or who lease Rolling Stock in combination with driver services to any Company) (collectively, the “Independent Contractors”) as of the Closing, and includes the following information with respect to each such individual: status (employee or Independent Contractor); original hire or engagement date; employing entity; annualized salary or rate of pay; status as exempt or non-exempt under the Fair Labor Standards Act; leave status (including duration of leave and expected return to work date); details of any applicable visa of any such individual; and details of any co-employment relationship.  Schedule 4.18(a) identifies all Business Employees who are not employed by any Company “at will” and all Contracts with Independent Contractors that may not be terminated by the applicable Company without notice or penalty.

(b)        Except as set forth on Schedule 4.18(b), each Company has not entered into and is not currently negotiating any employment, consulting, severance, retention, change of control or similar contract with any Person.

(c)        To Sellers’ Knowledge, no executive Business Employee or Independent Contractor of any Company and no group of Business Employees or Independent Contractors of any Company has any plans to terminate or materially alter his, her or their employment or engagement.

(d)        No Company is a party to and has never been bound by, the terms of any collective bargaining agreement or any other Contract with any labor union or representative of employees, and no such agreements are being negotiated.  There are no labor disputes existing or, to Sellers’ Knowledge, threatened involving, by way of example, organizing activity, strikes, work stoppages, slowdowns, picketing or any other interference with work or production, or any other concerted action by employees of any Company and no Company has experienced any material labor difficulties during the last five years.

(e)        All present and former Business Employees and Independent Contractors have been paid in full all wages, salaries, commissions, bonuses and other compensation due and payable to such employees and contractors as of the Closing in the Ordinary Course of Business.

(f)        Each Business Employee and Independent Contractor of each Company has presented documents to such Company or to any Professional Employment Organization engaged by such Company reasonably sufficient to indicate that such Business Employee or Independent Contractor is lawfully authorized to work in the United States.

(g)        No Company is subject to any order, settlement or consent decree with any present or former Business Employee, employee representative or other Person, including any Governmental Entity, relating to claims in respect of employment or labor practices and policies (including practices relating to discrimination, wage payments, recordkeeping, employment classification and immigration). No Governmental Entity has issued a judgment, order, decree or finding with respect to the labor or employment practices (including practices relating to discrimination, wage payments, recordkeeping, employment classification and immigration) of any Company.

(h)        Each Company is and has been throughout the six year period prior to the Closing in compliance in all material respects with all applicable Laws and Orders relating to the employment of labor.

(i)         The Companies’ Contracts and other understandings with Independent Contractors comply with the Federal Leasing Regulations under 49 CFR Part 376.  In addition such Contracts constitute a bona fide agreement whereby such individuals are independent contractors to, and are not employees of, the Companies, and there is no Litigation pending or, to Sellers’ Knowledge, threatened at law or in equity by or before any Governmental Entity that challenges (i) any Company’s compliance with any Laws relating to the retention or classification of independent contractors, (ii) the independent contractor nature of such Contracts or any Independent Contractor's work status, or (iii) other understandings or arrangements pertaining to any Independent Contractor of any nature whatsoever.

(j)         No Company is, or has been at any time during the three year period prior to the Closing, a contractor or subcontractor under Executive Order 11246.

(k)        Since the date that is one year prior to the Closing Date, neither any Seller nor any of the Companies have taken any action that is reasonably likely to cause Buyer or the Companies to be subjected to any liability under the WARN Act or any similar state statute.

4.19     Employee Benefits.

(a)        Schedule 4.19(a) includes a true and complete list of each Plan, and each Plan has been furnished or made available to Buyer.

(b)        Each of the Plans intended to be qualified under Section 401(a) of the Code, (i) satisfies the requirements of such Section, (ii) is maintained pursuant to a prototype document approved by the IRS for which a separate determination letter is not required, or has received a favorable determination letter from the IRS regarding such qualified status, (iii) has been amended to the extent required by applicable Laws and (iv) has not been otherwise amended or operated in a way which would adversely affect such qualified status.

(c)        Each Company and each of its respective ERISA Affiliates has performed all material obligations, whether arising by operation of any Law or by contract, required to be performed by them in connection with the Plans, and to Sellers’ Knowledge, there have been no material defaults or violations by any other party to the Plans.

(d)        (i) Each of the Plans has been operated and administered in all material respects in accordance with the documents and instruments governing the Plan and applicable Law, (ii) all material reports and filings with Governmental Entities required in connection with each Plan have been timely filed or furnished in accordance with applicable Law and (iii) all material disclosures and notices required by Law or Plan provisions to be given to participants and beneficiaries in connection with each Plan have been properly and timely furnished in accordance with applicable Law.

(e)        Neither any Company nor any of their respective ERISA Affiliates contribute to or has any obligation to contribute to, or has at any time within the last six years contributed to or had an obligation to contribute to, and no Plan is, (i) a  “multiemployer plan” within the meaning of Section 3(37) of ERISA or (ii) a plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.  No Plan is funded through a trust that is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code.  Each Plan may be unilaterally amended or terminated in its entirety as of the Closing without any liability except as to benefits accrued thereunder prior to such amendment.

(f)        True, correct and complete copies of each of the Plans and related trusts and services agreements and audits, if applicable, including all amendments thereto, have been made available to Buyer.  There has also been furnished to Buyer, with respect to each Plan and to the extent applicable:  (i) the most recent annual or other reports filed with any Governmental Entity, (ii) the insurance contract or other funding arrangement and all amendments thereto, (iii) the most recent summary plan description, and all summaries of material modification thereto, (iv) the most recent determination letter, opinion letter or advisory letter issued by the IRS and (v) copies of any material notices, letters or other correspondence from any Governmental Entity.  There is no Litigation, pending (other than routine claims for benefits) or, to Sellers’ Knowledge, threatened against, or with respect to, any of the Plans or their assets.

(g)        In connection with the consummation of the transaction contemplated by this Agreement, no payments, acceleration of vesting or benefits, or provisions of other rights have or will be made under this Agreement, under any agreement, plan or other program contemplated herein or under the Plans that, in the aggregate, would result in the imposition of the loss of deduction imposed under Section 280G of the Code (determined without regard to the exceptions contained in Sections 280G(b)(4) and 280G(b)(5) of the Code) or the excise tax under

Section 4999 of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration, or provision to be triggered.

(h)        No Plan provides retiree medical, retiree life insurance or other retiree fringe benefits to any person, and neither any Company nor any of their respective Affiliates is contractually or otherwise obligated (whether or not in writing) to provide any person with life insurance or medical benefits upon retirement or termination of employment, other than as required by the provisions of Sections 601 through 608 of ERISA and Section 4980B of the Code and the regulations promulgated thereunder.

(i)         To Sellers’ Knowledge, each Plan that is a “nonqualified deferred compensation” arrangement under Section 409A of the Code complies with the requirements of such Section. No service provider is entitled to a gross-up or similar payment for any Tax or interest that may be due under Section 409A of the Code.

(j)         No act, omission or transaction of or by any Company (or, to Sellers’ Knowledge, of any other Person) has occurred that would result in imposition on any Company, directly or indirectly, of (i) breach of fiduciary duty liability damages under Section 409 of ERISA, (ii) a civil penalty assessed pursuant to Section 502 of ERISA or (iii) a Tax imposed pursuant to Chapter 43 of Subtitle D of the Code.

(k)        The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement does not and will not (either alone or upon the occurrence of any additional or subsequent events) (i) require any Company or any of its ERISA Affiliates to make a larger contribution to, or pay greater compensation, payments or benefits under, any Plan that it otherwise would in the absence of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement or (ii) create or give rise to any additional vested rights or service credits under any Plan.

4.20     Debt; Guarantees.  Schedule 4.20 sets forth by category (a) all Company Indebtedness, (b) all Affiliated Indebtedness, and (c) all Assumed Indebtedness, including the aggregate amount of each category of Indebtedness, and describes by category any Encumbrances on any Assets which secure the same such Indebtedness, in each case as of the Closing.

4.21     Customers.  Schedule 4.21 sets forth the largest two (2) customers of Moore Freight (measured by aggregate billings) during (a) the fiscal year ending on the Last Reviewed Fiscal Year End and (b) the 10-month period ending on the Latest Balance Sheet Date.  The relationships of Moore Freight with such customers are good commercial working relationships and, since the Last Reviewed Fiscal Year End, none of such customers has canceled, terminated or otherwise materially altered or diminished, or notified Moore Freight in writing (or, to Sellers’ Knowledge, in any other manner) of any intention to do any of the foregoing, or otherwise threatened in writing (or, to Sellers’ Knowledge, in any other manner) to cancel, terminate or materially alter or diminish its relationship with Moore Freight.

4.22     Affiliated Transactions.  Schedule 4.22 sets forth each Contract, transaction, Indebtedness, payable, receivable or other arrangement between any Company, on the one hand, and any Seller, another Company or any of their respective Affiliates, on the other hand (the

“Affiliated Transactions”). Except as set forth on Schedule 4.22, each Company conducts the Business independent from Sellers and their respective Affiliates (other than the Companies), and does not rely on Sellers or their respective Affiliates (other than the Companies) for any support or services.

4.23     Bank Accounts.  Schedule 4.23 sets forth (a) the name of each bank, trust company, securities or other broker or other financial institution with which any Company has an account, credit line or safe deposit box or vault, or otherwise maintains relations, (b) the name of each person authorized by such Company to draw thereon or to have access to any safe deposit box or vault, (c) the purpose of each such account and (d) any power of attorney or other instrument to act on behalf of such Company in matters concerning its business or affairs.  All such accounts, credit lines, safe deposit boxes and vaults are maintained by the applicable Company for normal business purposes and no such proxy, power of attorney or other like instrument is irrevocable.

4.24     Safety Rating.  Except as set forth on Schedule 4.24, each Company has now, and since the commencement of the operation of the Business have maintained, an overall  “Conditional” safety rating, and maintain Compliance, Safety and Accountability scores (“CSA Scores”) below the “alert” threshold in each of the seven categories assessed by the DOT in connection therewith.  To Sellers’ Knowledge, there are no issues, deficiencies or violations which would adversely affect such safety rating or CSA Scores.  Neither Sellers nor any of the Companies have received any written notice (or, to Sellers’ Knowledge, in any other manner) of any intended, pending or proposed audit of the Business by the DOT or any other Governmental Entity having jurisdiction over any of the Companies’ operation of the Business.

4.25     Anti-Bribery.  Since the commencement of the operation of the Business:

(a)        No Company, or, to Sellers’ Knowledge, any of its directors, officers, Business Employees, agents or representatives (i) has taken any action, or has failed to take any action, directly or indirectly, that would result in a violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), or any analogous anticorruption Laws applicable to such Company or (ii) has directly or indirectly offered, paid, promised to pay or authorized the payment of anything of value, including but not limited to cash, checks, wire transfers, tangible and intangible gifts, favors and services, to any Government Official or any other person while knowing or having a reasonable belief that all or some portion would be used for the purpose of:  (1) influencing any act or decision of a Government Official, including a decision to fail to perform official functions, (2) inducing any Government Official to do or omit to do any act in violation of the lawful duty of such official, or (3) inducing any Government Official to use influence with any Governmental Entity in order to assist such Company in obtaining or retaining business with, or directing business to any person or otherwise securing for any person an improper advantage.

(b)        Each Company has conducted the Business in compliance with the FCPA and other applicable anticorruption Laws.  No Litigation or investigation by or before any Governmental Entity involving any Company, with respect to the FCPA or other applicable anticorruption Laws is pending or, to Sellers’ Knowledge, threatened.  No civil or criminal penalties have been imposed on any Company with respect to violations of the FCPA or any other applicable anticorruption Laws nor have any disclosures been submitted by any Company to the U.S. Government or any other Governmental Entity with respect to violations of the FCPA or any other applicable anticorruption Laws.

(c)        The Business has been conducted in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering Laws of all jurisdictions in which each Company operates, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administrated or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”).  No Litigation by or before any Governmental Entity involving any Company under any Money Laundering Laws is pending or, to Sellers’ Knowledge, threatened.

4.26     Availability of Documents.  Sellers have made available to Buyer true, correct and complete copies of the items referred to in the Schedules referenced in Article III and this Article IV (and in the case of any items not in written form, a written description of all material facts relating thereto or material terms thereof).

4.27     Disclosure.  No representation or warranty or other statement made by any Seller in this Agreement, the Schedules referenced in Article III and this Article IV or supplements thereto, the other Transaction Documents or any certificate delivered by a Seller or any Company pursuant to this Agreement, contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

V.         Representations and Warranties of Buyer

Buyer represents and warrants to Sellers that the statements contained in this Article V are true, correct and complete as of the Closing Date.  The Schedules referred to in this Article V will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article V.

5.1       Incorporation; Power and Authority.  Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, with all necessary power and authority to execute, deliver and perform this Agreement.

5.2       Valid and Binding Agreement.  The execution, delivery and performance of this Agreement by Buyer has been duly and validly authorized by all necessary corporate action.  This Agreement and each other Transaction Document to which Buyer is a party have been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, subject to the Remedies Exception.

5.3       No Breach; Consents.  The execution, delivery and performance of this Agreement and each other Transaction Document to which Buyer will be a party by Buyer does not and will not (a) contravene any provision of the Organizational Documents of Buyer; (b) violate or conflict with any Law, Order or Governmental Entity; (c) conflict with, result in any breach of any of the provisions of, constitute a default (or any event which would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, increase the burdens under, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) or require a Consent, including any Consent under any Contract or Governmental Authorization that is either binding upon or enforceable against Buyer; or (d) require any Governmental Authorization.

5.4       Brokerage.  No Person will be entitled to receive any brokerage commission, finder’s fee, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of Buyer for which Sellers are or could become liable or obligated.

5.5       Securities.  Buyer is acquiring the Equity Interests hereunder for investment, solely for Buyer’s own account and not with a view to, or for resale in connection with, any distribution or other disposition thereof in violation of the Securities Act or any applicable state securities Law.  Buyer acknowledges that none of the Equity Interests may be resold in the absence of registration, or the availability of an exemption from such registration, under the Securities Act or any applicable state securities Law.  Buyer is an “accredited investor” as defined in Rule 501 promulgated under the Securities Act and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Equity Interests.

VI.       Agreements of Sellers

6.1       Affiliated Transactions and Affiliated Indebtedness.  Except as set forth on Schedule 6.1, Sellers have caused (a) all intercompany accounts or any other receivables, payables or Indebtedness in effect immediately before the Closing between any Company, on the one hand, and any Seller, another Company or any of their respective Affiliates, on the other hand (“Affiliated Indebtedness”), to be paid in full at or before Closing (and have caused any Encumbrances relating to such Affiliated Indebtedness to be released and/or terminated) and (b) have caused the Affiliated Transactions on Schedule 2.6(j) to be terminated at or before Closing.

6.2       Excluded Assets.  Immediately prior to the Closing, the applicable Companies shall assign, convey and deliver to Sellers the Excluded Assets and Sellers shall assume any and all liabilities or obligations relating to or arising from the Excluded Assets, pursuant to an assignment in form and substance reasonably satisfactory to Buyer (the “Excluded Assets Assignment”).  For the avoidance of doubt, Sellers will retain and Buyer will not purchase or acquire, directly or indirectly, from Sellers, any of the Excluded Assets.

6.3       Non-Competition; Non-Solicitation.

(a)        For a period of five years from the Closing Date, no Seller shall, directly or indirectly on behalf of himself or on behalf of any other Person other than Buyer or an Affiliate of Buyer, (i) conduct or engage in, or assist any other Person in conducting or engaging in, a business in Tennessee, Alabama, Florida, Georgia, Iowa, Illinois, Indiana, Kansas, Kentucky, Michigan, Missouri, North Carolina, New York, Ohio, Oklahoma, Pennsylvania, South Carolina, Texas, Virginia or West Virginia, which is the same as or substantially similar to the Business as conducted or proposed to be conducted at the Closing, including as a shareholder, consultant, partner, joint venturer, owner, lender, beneficiary, principal, member, director, manager, officer, employee or in any other capacity, of any Person that is conducting such business, (ii) solicit or induce or participate in any way in the solicitation or inducement of any individual who is or was, at any time during the 12-month period preceding the Closing, a Business Employee, officer, consultant or contractor (including the Independent Contractors) of any Company to (1) terminate or otherwise alter his or her employment or relationship with such Company or (2) offer employment to or hire or engage any such individual, (iii) solicit the business of, or trade with, any Person that is (or was at any time during the 12-month period preceding the Closing) a customer of any Company with respect to the services provided by such Company for the purpose of engaging in the Business, (iv) induce, or otherwise solicit, any customers with whom any Company has done business at any time prior to the Closing to terminate or otherwise curtail or impair their business relationship with such Company or (v) make, publish, communicate or take any action, or cause or induce or encourage any Person to make, publish, communicate or take any action, to disparage or otherwise make any negative comments about Parent, Buyer, the Companies or any of their respective Affiliates or their respective direct or indirect officers, directors, employees, equityholders, agents, products or services.

(b)        Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit a Seller from purchasing and holding as a passive investment less than 5% of any class of the issued and outstanding and publicly traded (on a recognized national or regional securities exchange or in the over-the-counter market) security of any corporation, partnership or other business entity that conducts a business in competition with Buyer or the Business.

(c)        Each Seller agrees to the covenants contained in this Section 6.3 in partial consideration for the Purchase Price set forth in Article II.  Each Seller agrees that any Claim for breach of this Section 6.3 against such Seller may be brought by Buyer or any of its Affiliates.

(d)        Each Seller acknowledges and agrees that the covenants contained in this Section 6.3 are fair and reasonable and of a special unique character which gives them peculiar value and exist in order to protect Buyer’s investment in the Business and the Equity Interests purchased under this Agreement, including the protection of the goodwill transferred herewith, and that Buyer would not have entered into this Agreement without such covenants being made.  However, if any such covenants shall be determined by any court to be invalid by reason of their duration or geographical scope, or both, as the case may be, the Parties intend for the covenants to be modified by the court, and expressly request that the court make such modification, so that such covenants shall be reduced to the longest duration or greatest geographic scope, or both, which will cure such invalidity.  By agreeing to this contractual modification prospectively at this time, the Parties intend to make this provision enforceable under the law or laws of all applicable States and other applicable jurisdictions so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal.  Each Seller further acknowledges that monetary damages alone will not be an adequate remedy for any breach of any of the covenants contained in this Section 6.3, and accordingly, such Seller expressly agrees that, in addition to all other remedies which Buyer or its Affiliates may have, they shall be entitled to injunctive relief, both preliminary and permanent, in any court of competent jurisdiction.

6.4       G.R.E.A.T. Logistics, Inc. Merger.  If the transactions contemplated by the GL Merger Agreement are not consummated on the date hereof, then Sellers shall, and shall cause GL to, take all actions and execute all documents and instruments necessary or desirable to consummate the transactions contemplated by the GL Merger Agreement.

VII.     Agreements of Buyer

7.1       Books and Records, Access After the Closing Date.  Buyer will hold all the books and records of the Companies existing on the Closing Date in accordance with Buyer’s retention policies in effect from time to time for a period of not less than seven years from the Closing Date.  After the Closing Date, (a) Buyer will afford Sellers and their respective accountants and counsel, during normal business hours, upon reasonable request, full access to the books and records of the Companies to the extent required in order to prepare Sellers’ Tax Returns and (b) Buyer will make available to each Seller upon written request and at the expense of such Seller, but consistent with Buyer’s reasonable business requirements, reasonable assistance of any of the Companies’ personnel whose assistance or participation is required by such Seller, in anticipation of, or preparation for, existing or future litigation or other matters in which such Seller is involved related to the Companies.

7.2       WARN Act.  Buyer and Moore Freight shall be responsible for any and all liabilities, claims, damages, fines, penalties, costs, expenses, obligations, awards and judgments under the WARN Act or any similar state laws resulting from any reductions in force by Moore Freight after the Closing (“WARN Liabilities”) and the Seller shall have no liability for such WARN Liabilities.

7.3       Acknowledgement by Buyer.  The representations and warranties of the Sellers in this Agreement (including any Schedules and any exhibits or annexes) and any Transaction Documents constitute the sole and exclusive representations and warranties of the Sellers to Buyer in connection with the transactions contemplated hereby and thereby, and Buyer understands, acknowledges and agrees that all other representations and warranties of any kind or nature, express or implied are specifically disclaimed by Sellers. Without limiting the generality of the foregoing, no Seller or any other Person has made or makes any representation or warranty with respect to any projections, estimates, or budgets of future revenues, future results of operations, future cash flows or future financial condition (or any component of any of the foregoing) of the Companies.

7.4       Certain Releases and Waivers.

(a)        Buyer (on behalf of itself and its Affiliates) hereby irrevocably acknowledges and agrees that (i) all communications between or among any of the Sellers, the Company, the Seller Representative or any of their respective Affiliates, directors, managers, officers, employees, agents or representatives, on the one hand, and Woolf, McClane, Bright, Allen & Carpenter, PLLC (“Woolf McClane”), on the other hand, made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute arising in connection with, this Agreement (the “Protected Seller Communications”), shall be deemed to be privileged and confidential communications; (ii) all rights to such Protected Seller Communications, and the control of the confidentiality and privilege applicable thereto, shall be retained by Seller Representative; (iii) to the extent Buyer or any of its Affiliates (including the Companies) should discover in its possession after the Closing any Protected Seller

Communications, it shall take reasonable steps to preserve the confidentiality thereof and promptly deliver the same to Seller Representative, keeping no copies, and shall not by reason thereof assert any loss of confidentiality or privilege protection; (iv) Woolf McClane may after the Closing represent the Sellers in matters related to the transactions contemplated by this Agreement, including the representation of the Sellers in matters related to post-Closing claims made by Buyer, the Companies and any other parties under the indemnification provisions in this Agreement and other claims that may arise out of or relate to this Agreement; and (v) Buyer (on its behalf and on behalf of the Companies following the Closing Date) hereby acknowledges, on behalf of itself and its Affiliates, that it has had an opportunity to ask for and has obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation, and it hereby waives any conflict arising out of such future representation with respect to the matters contemplated by this Agreement and the transactions contemplated hereby.

(b)        Effective upon the Closing, Buyer and its Affiliates voluntarily, knowingly, and irrevocably release and forever discharge each of the Sellers and their respective heirs, successors and assigns (collectively, “Seller Released Parties”) from any and all actions, agreements, amounts, claims, damages, expenses, liabilities, and obligations of every kind, nature or description, arising or existing prior to the Closing, whether absolute, or contingent, liquidated or unliquidated, known or unknown, with respect to the Sellers, insofar as the same relate solely to (i) any breach of fiduciary duty by such Sellers in their capacities as directors or officers of the Companies due to alleged mismanagement of the Companies prior to the Closing or (ii) that relate to the pre-Closing, fully-performed terms of Affiliated Transactions that are set forth on Schedule 4.22; provided, however, nothing contained in this paragraph shall be deemed to release the Seller Released Parties with respect to any claims of Buyer or its Affiliates arising under this Agreement or the Transaction Documents, or for fraud.

7.5       Director and Officer Indemnification.

(a)        Buyer agrees that all rights to indemnification, advancement of expenses and exculpation by the Companies now existing in favor of each Person who is now, or has been at any time prior to the date hereof, an officer or director of the Companies, as provided in the Organizational Documents of the Companies, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms. To the Sellers’ Knowledge, there are no existing factors that would give rise to a claim for indemnification, advancement of expenses or exculpation.

(b)        The obligations of Buyer and the Companies under this Section 7.5 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 7.5 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 7.5 applies shall be third-party beneficiaries of this Section 7.5, each of whom may enforce the provisions of this Section 7.5).

(c)        In the event Buyer, the Companies or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer and/or, the Companies, as the case may be, shall assume all of the obligations set forth in this Section 7.5.

7.6       Guaranties.  Buyer shall cause each of the Sellers (each a “Seller Guarantor”) who has guaranteed (i) any Assumed Indebtedness and/or (ii) any Operating Lease (collectively, the “Guaranteed Obligations”) to be released from such guaranty.  In the event that the applicable lessor or lender will not release such Seller Guarantor, Buyer and Moore Freight (the “Guaranty Indemnifying Parties”) shall jointly and severally indemnify and hold such Seller Guarantor harmless from any and all liability with respect to the Guaranteed Obligations.  In the event that any Seller Guarantor makes a payment of any portion of the Company’s obligations under the Guaranteed Obligations, the Seller Guarantor making such payment may make demand upon the Guaranty Indemnifying Parties for reimbursement for any such amounts paid by the Seller Guarantor.  In the event that a Seller Guarantor makes demand pursuant to this section , then the Guaranty Indemnifying Parties shall reimburse the Seller Guarantor within five Business Days after such demand.

VIII.    Indemnification

8.1       Indemnification by Seller.

(a)        Subject to the limitations herein, Sellers agree to jointly and severally indemnify, defend and hold harmless Parent, Buyer, each Company, their respective Affiliates (other than Sellers) and their respective officers, directors, managers, employees, agents, representatives, members, partners and stockholders (collectively, the “Buyer Indemnified Parties”) against any Loss arising from, relating to or constituting (i) any breach or inaccuracy in any of the representations and warranties contained in Article III or IV or any instrument or any closing certificate delivered by or on behalf of any Seller pursuant to this Agreement, (ii) any breach of any of the covenants or other agreements of any Seller contained in this Agreement or (iii) the Retained Liabilities (clauses (i) through (iii), collectively “Buyer Losses”).

(b)        Subject to Section 8.1(c), Sellers will be liable to the Buyer Indemnified Parties for Buyer Losses resulting from breaches or inaccuracies of any of the representations and warranties contained in Article IV (other than the Fundamental Representations) (“Buyer Basket Losses”) only if the sum of the aggregate amount of all Buyer Basket Losses exceeds $558,000 (the “Buyer Basket Amount”), in which case Sellers will be liable for the aggregate amount of all Buyer Basket Losses; provided that this Section 8.1(b) shall not apply to any Buyer Losses arising from fraud or intentional misrepresentation.

(c)        Notwithstanding anything to the contrary in this Agreement, except for Buyer Losses arising from fraud or intentional misrepresentation on the part of any Seller, (i) in no event shall Sellers be liable for aggregate Buyer Basket Losses in excess of $8,370,000 and (ii) in no event shall Sellers be liable for aggregate Buyer Losses resulting from breaches or inaccuracies of any of the representations and warranties contained in Article III or Article IV in excess of the Purchase Price.

(d)        The Buyer Indemnified Parties shall not be entitled to recover any Buyer Losses related to any matter arising under one provision of this Agreement to the extent that the

Buyer Indemnified Parties has already recovered Buyer Losses with respect to such matter pursuant to other provisions of this Agreement.

(e)        If a Buyer Indemnified Party has a claim for indemnification under this Section 8.1, Buyer will deliver to Seller Representative one or more written notices of Buyer Losses (i) in the case of a breach or inaccuracy of Article IV (other than the Fundamental Representations), prior to the General Survival Date, (ii) in the case of a breach or inaccuracy of the representations and warranties contained in Section 4.11 or Section 4.19, at any time prior to 60 days following the expiration of the applicable statute of limitations, (iii) in the case of a breach or inaccuracy of the representations and warranties contained in Section 4.17, at any time prior to the later of (1) the date that is 18 months immediately following the Closing and (2) the General Survival Date, and (iv) in the case of any Retained Liabilities or a breach or inaccuracy of the Fundamental Representations (other than the representations and warranties contained in Section 4.11,  Section 4.17 or Section 4.19) or any breach of any covenant or other agreement of a Seller contained in this Agreement, at any time.  Sellers will have no liability for a Buyer Loss under this Section 8.1 unless the written notice required by the preceding sentence for such Buyer Loss is given by the applicable deadline.  Any written notice will state in reasonable detail the basis for such Buyer Loss to the extent then known by Buyer and the nature of the Buyer Loss for which indemnification is sought, and the amount of the Buyer Loss claimed, if then known by any of the Buyer Indemnified Parties.  If such written notice (or an amended notice) states the amount of the Buyer Loss claimed and Seller Representative notifies Buyer that Sellers do not dispute the claim described in such notice or fail to notify Buyer within 20 Business Days after delivery of such notice by Buyer whether Sellers disputes the claim described in such notice, the Buyer Loss in the amount specified in Buyer’s notice will be deemed admitted by Sellers, and Sellers will indemnify the applicable Buyer Indemnified Parties for such Buyer Loss in accordance with Section 8.1(f).  If Seller Representative has timely disputed the liability of Sellers with respect to such claim, Seller Representative and Buyer will proceed in good faith to negotiate a resolution of such dispute for at least 30 days after delivery of Seller Representative’s notice after which the Parties may pursue any remedies available to them under this Agreement.  If a written notice does not state the amount of the Buyer Loss claimed, such omission will not preclude any Buyer Indemnified Party from recovering from Sellers the amount of the Buyer Loss with respect to the claim described in such notice if any such amount is promptly provided after it is determined.  In order to assert its right to indemnification under this Article VIII, Buyer will not be required to provide any notice except as provided in this Section 8.1(e).

(f)        Following a Seller Liability Determination with respect to a Buyer Loss, Buyer (on behalf of the applicable Buyer Indemnified Party), shall recover such Buyer Loss in the following manner:

(i)         If the amount of such Buyer Loss is less than or equal to the Escrow Fund Value, then Buyer shall receive a distribution from the Escrow Fund in an amount equal to such Buyer Loss in accordance with the Escrow Agreement.

(ii)       If the amount of such Buyer Loss is greater than the Escrow Fund Value, then (1) Buyer shall receive a distribution of the entire amount remaining in the Escrow Fund (if any) in accordance with the Escrow Agreement; and (2) Sellers shall either, at Seller Representative’s sole discretion, (A) pay to Buyer an amount in cash equal to (i) such Buyer Loss minus (ii) the Escrow Fund Value, or (B) surrender to Parent in accordance with Section 2.1(i) of the Subscription Agreement the number of Parent Shares with an aggregate Parent Shares Value equal to (C) such Buyer Loss minus (D) the Escrow Fund Value.

8.2       Indemnification by Buyer.

(a)        Buyer agrees to indemnify, defend and hold harmless Sellers, their Affiliates (other than the Companies) and their respective officers, directors, managers, employees, agents, representatives, members, partners and stockholders (collectively the “Seller Indemnified Parties”) against any Loss, arising from, relating to or constituting (i) any breach or inaccuracy in any of the representations and warranties of Buyer contained in Article V or any closing certificate delivered by or on behalf of Buyer and Parent pursuant to this Agreement or (ii) any breach of any of the covenants or other agreements of Buyer and Parent contained in this Agreement (clauses (i) through (ii), collectively, “Seller Losses”).

(b)        Notwithstanding anything to the contrary in this Agreement, except for Buyer’s obligation to pay the Purchase Price to Sellers in accordance with Section 2.3(a) and Seller Losses arising from fraud or intentional misrepresentation on the part of Buyer, in no event shall Buyer be liable for aggregate Seller Losses in excess of the Purchase Price.

(c)        If a Seller Indemnified Party has a claim for indemnification under this Section 8.2, Seller Representative will deliver to Buyer one or more written notices of Seller Losses prior to the prior to the date that is [*] immediately following the Closing.  Buyer will have no liability under this Section 8.2 unless the written notices required by the preceding sentence are given by the applicable deadline.  Any written notice will state in reasonable detail the basis for such Seller Losses to the extent then known by Sellers and the nature of the Seller Loss for which indemnification is sought, and the amount of the Seller Loss claimed, if then known by any of the Seller Indemnified Parties.  If such written notice (or an amended notice) states the amount of the Seller Loss claimed and Buyer notifies Seller Representative that Buyer does not dispute the claim described in such notice or fail to notify Seller Representative within 20 Business Days after delivery of such notice by Seller Representative whether Buyer disputes the claim described in such notice, the Seller Loss in the amount specified in Seller Representative’s notice will be admitted by Buyer, and Buyer will pay the amount of such Seller Loss to Seller Representative (on behalf of the applicable Seller Indemnified Party).If Buyer has timely disputed its liability with respect to such claim, Buyer on the one hand and Seller Representative on the other will proceed in good faith to negotiate a resolution of such dispute for at least 30 days after delivery of Buyer’s notice, after which the Parties may pursue any remedy available to them under this Agreement.  If a written notice does not state the amount of the Seller Loss claimed, such omission will not preclude any Seller Indemnified Party from recovering from Buyer the amount of Seller Loss with respect to the claim described in such notice if any such amount is promptly provided once determined.  In order to assert its right to indemnification under this Article VIII, Sellers will not be required to provide any notice except as provided in this Section 8.2(c).

(d)        Buyer will pay the amount of any Seller Loss to Seller Representative (on behalf of the applicable Seller Indemnified Party) in cash within 10 Business Days following the determination of Buyer’s liability for and the amount of a Seller Loss (whether such determination

[*] Please refer to footnote 1 on page 1 of this Exhibit 2.3 is made pursuant to the procedures set forth in this Section 8.2, by agreement between Seller Representative and Buyer or by Court Direction).

8.3       Third Party Action.

(a)        Buyer will give Seller Representative prompt written notice (a “Third Party Claim Notice”) of the commencement of any Litigation instituted by any third party for which any Buyer Indemnified Party reasonably believes that it is entitled to indemnification pursuant to Section 8.1 (any such third party action or proceeding being referred to as a “Third Party Action”).The complaint or other papers pursuant to which the third party commenced such Third Party Action will be attached to such Third Party Claim Notice.  The failure to promptly deliver a Third Party Claim Notice will not affect any Buyer Indemnified Party’s right to indemnification except to the extent such failure has materially and adversely affected the applicable Seller Indemnifying Parties’ ability to defend successfully such Third Party Action

(b)        Subject to Section 8.3(c), Seller Representative shall have the right and the obligation to contest and defend any such Third Party Action on behalf of the applicable Buyer Indemnified Party.  Such contest and defense will be conducted by attorneys retained and paid by Sellers and reasonably satisfactory to Buyer.  Any Buyer Indemnified Party will be entitled at any time, at its own cost and expense, to participate in such requested contest and defense and to be represented by attorneys of its own choosing.  If a Buyer Indemnified Party elects to participate in such defense, such Buyer Indemnified Party will cooperate with Seller Representative in the conduct of such defense.  If Seller Representative has been requested to contest and defend such Third Party Action, the applicable Buyer Indemnified Parties will cooperate with Seller Representative to the extent reasonably requested by Seller Representative in the contest and defense of such Third Party Action, including providing reasonable access (upon reasonable notice) to the books, records and employees of such Buyer Indemnified Party if relevant to the defense of such Third Party Action; provided,  however, that such cooperation will not unduly disrupt the operations of the business of such Buyer Indemnified Party or cause such Buyer Indemnified Party to waive any statutory or common law privileges, breach any confidentiality obligations owed to third parties or otherwise cause any confidential information of such Buyer Indemnified Party to become public.

(c)        If a Buyer Indemnified Party requests that Seller Representative contest and defend a Third Party Action but later determines that Seller Representative is not adequately representing or, because of a conflict of interest, may not adequately represent any interests of the Buyer Indemnified Party at any time after requesting Seller Representative to do so, a Buyer Indemnified Party will be entitled to conduct its own defense and to be represented by attorneys of its own choosing, all at Sellers’ cost and expense.

(d)        Neither a Buyer Indemnified Party, on the one hand, nor Seller Representative, on the other hand, may concede, settle or compromise any Third Party Action without the consent of the other, which consent will not be unreasonably withheld.  Notwithstanding the foregoing, (i) if a Third Party Action seeks the issuance of an injunction, the specific election of an obligation or similar remedy, (ii) if a Third Party Action seeks damages in excess of the amount by which a Buyer Indemnified Party is entitled to indemnification pursuant to this Article VIII, or (iii) if the subject matter of a Third Party Action relates to the ongoing business of any Buyer Indemnified Party, which Third Party Action, if decided against any Buyer Indemnified Party, would materially adversely affect the ongoing business or reputation of any Buyer Indemnified Party, such Buyer Indemnified Party alone will be entitled to settle such Third Party Action.

8.4       Sole and Exclusive Remedy.  In connection with the Closing, the Parties will have available to them all remedies available under Law, including specific performance or other equitable remedies.  The rights set forth in Sections 8.1,  8.2 and, to the extent applicable, 8.3 will be the exclusive remedy for (a) any breach or inaccuracy of any of the representations and warranties contained in Articles III through V of this Agreement or (b) any breach of any of the covenants and agreements contained in Sections 6.1 and Article VII (other than Section 7.1).  Notwithstanding the foregoing, nothing herein shall prevent any of the Buyer Indemnified Parties or Seller Indemnified Parties from bringing an action based upon allegations of fraud or intentional misrepresentation.

8.5       No Circular Recovery.  Effective as of the Closing, Sellers hereby waive and release any and all rights that any Seller may have under this Agreement or otherwise (including pursuant to the Organizational Documents of any Company) for contribution or reimbursement from any Company for any action taken or not taken by a Seller or such Company at or prior to the Closing with respect to any matter that gives rise to a Buyer Loss for which a Seller Liability Determination is made pursuant to this Article VIII.

8.6       Tax Adjustment.  To the extent permitted by applicable Law, Sellers and Buyer shall treat any payment made to a Buyer Indemnified Party under this Article VIII as an adjustment to the Purchase Price for U.S. federal and applicable state income tax purposes, and shall complete and file all Tax Returns consistent with such treatment.

8.7       Types of Losses.  Notwithstanding any other term herein, neither Sellers nor Buyer will be obligated to any other Person for any exemplary or punitive damages or Losses based thereon relating to the breach of any representation, warranty, covenant or other agreement in this Agreement or in any ancillary document), except to the extent payable to a third party with respect to a Third Party Action.

8.8       Mitigation.  Each Party shall take and shall cause to be taken all steps reasonably necessary to mitigate all such Losses promptly after becoming aware of any event that could reasonably be expected to give rise to such Losses.

8.9       Offset.  The computation of Losses pursuant to this Article VIII shall be made after deducting therefrom any proceeds received by the indemnified party from any insurance policies with respect thereto (reduced by deductibles paid, any costs of collection and, to the extent Buyer demonstrates that such increases are the result of such Losses, the portion of any increase in premiums, deductibles and/or retro-premiums resulting from such Losses).  In addition, any amount actually recovered by an indemnified party from third parties with respect to a Loss which has already been paid by an indemnifying party to or on behalf of an indemnified party (less any cost actually incurred by the indemnified party in the collection of such amount) shall be promptly paid over by the indemnified party to the indemnifying party.

8.10     Survival.  Subject to the time limitations set forth in Section 8.1(e) and Section 8.2(c), all representations, warranties, covenants and obligations in this Agreement, and any other certificate or document delivered pursuant to this Agreement will survive the Closing.

8.11     Materiality.  Notwithstanding anything to the contrary in this Agreement, for purposes of determining whether there has been a breach of any representation, warranty, covenant or other agreement in this Agreement or for purposes of calculating the amount of Losses incurred by any indemnified party arising out of or resulting from any such breach, any references to a “Material Adverse Effect” or “materiality” (or other correlative terms) will be disregarded except, that (i) the word  “Material” as used in the definition of “Material Contract” shall be given effect for each instance where the defined term “Material Contract” is used and (ii) with respect to Section 4.8(p), and the definition of “Material Adverse Effect” in Article I,  such materiality qualifiers shall not be disregarded or not given effect.

8.12     Investigation.  The Buyer Indemnified Parties’ rights to indemnification pursuant to this Article VIII will not be affected by the knowledge of, or any investigation undertaken or made by, Buyer or any of its directors, officers, employees, consultants, agents, accountants, attorneys or other representatives, Affiliates, successors or assigns prior to the Closing.

IX.       Escrow

9.1       Escrow Fund.  On the Closing Date, Buyer shall deposit with the Escrow Agent, in accordance with Section 2.7(f) and pursuant to the Escrow Agreement, the Escrow Amount in immediately available funds (such funds, as held by the Escrow Agent pursuant to the Escrow Agreement, and as adjusted from time to time by any disbursements in accordance with this Agreement and the Escrow Agreement but excluding interest or other income on investments, the “Escrow Fund”).  The Escrow Agent shall act as escrow agent and hold, safeguard and disburse the Escrow Fund pursuant to the terms and conditions of this Agreement and the Escrow Agreement.  The Escrow Fund will not be subject to any Encumbrance or attachment of any creditor of any Party and will be used solely for the purposes and subject to the conditions set forth in this Agreement and the Escrow Agreement.

9.2       Release from Escrow.  When any Party becomes entitled to any distribution of all or any portion of the Escrow Fund pursuant to the Escrow Agreement, Buyer and Seller Representative shall promptly execute and deliver to the Escrow Agent joint written instructions, if necessary, setting forth the amounts to be paid to such Party from the Escrow Fund (“Joint Instructions”).  Buyer and Seller Representative agree to confer as promptly as practicable and to use its commercially reasonable efforts to reach agreement as to the calculation of and entitlement to such amounts.

9.3       Escrow Related Fees.  All fees payable to the Escrow Agent pursuant to Section 10 of the Escrow Agreement shall be paid in equal portions by Buyer, on the one hand, and Sellers on the other hand.

X.         Tax Matters

10.1     Tax Returns; Payment of Taxes.

(a)        Seller Representative shall prepare, or cause to be prepared, all Tax Returns of the Companies for all Pre-Closing Date Tax Periods that are required to be filed after the Closing Date.  Such Tax Returns shall be prepared on a basis consistent with past practices of the Companies except to the extent otherwise required by this Agreement or applicable Law.  Reasonably in advance of the due date for filing of each such Tax Return, which in the case of income Tax Returns shall be no later than 30 days prior to the due date for filing each such Tax Return, Seller Representative shall deliver a copy of such Tax Return, together with all supporting documentation and workpapers, to Buyer for its review and comment.  Seller Representative shall include in the Tax Return all reasonable comments provided by Buyer with respect to any such draft copy.  Buyer will cause such Tax Return (as revised to incorporate Buyer’s reasonable comments) to be timely filed and will provide a copy to Seller Representative.  Not later than five days prior to the due date for payment of Taxes with respect to any Tax Return for a Pre-Closing Date Tax Period, Sellers shall pay to Buyer the amount of any Seller Taxes with respect to such Tax Return.

(b)        Buyer shall prepare and file, or cause to be prepared and filed, all Tax Returns of the Companies for all Straddle Periods.  Such Tax Returns shall be prepared on a basis consistent with past practices of the Companies, except to the extent otherwise required by this Agreement or applicable Law.  Reasonably in advance of the due date for filing of each such Tax Return, which in the case of income Tax Returns shall be no later than 30 days prior to the due date for filing each such Tax Return, Buyer shall deliver a copy of such Tax Return, together with all supporting documentation and workpapers, to Seller Representative for its review and comment.  Buyer shall include in the Tax Return all reasonable comments provided by Sellers with respect to any such draft copy.  Buyer will cause such Tax Return (as revised to incorporate Seller Representative’s reasonable comments) to be timely filed and will provide a copy to Seller Representative.  Not later than five days prior to the due date for payment of Taxes with respect to any Tax Return for a Straddle Period, Sellers shall pay Buyer the amount of any Seller Taxes with respect to such Tax Return.

(c)        For purposes of determining the portion of any Taxes for a Straddle Period that are Seller Taxes, the portion of any such Taxes that is attributable to the portion of such Straddle Period ending on the Closing Date shall be:

(i)         in the case of Taxes that are either (1) based upon or related to income or receipts, or (2) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the Tax period of each Company ended with (and included) the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period.

(ii)       in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of any Company, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period.

(d)        For the avoidance of doubt, the amount of any “net operating loss” under Section 172 of the Code for the taxable year ended December 31, 2016 that is available to be carried forward to subsequent taxable years shall be first used to offset any taxable income of the Company for the short-taxable year that ends on and includes the Closing Date.

10.2     Cooperation.  Buyer and Sellers shall cooperate fully as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to Taxes imposed on or with respect to the assets, operations or activities of any Company.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Sellers further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on Buyer or any Company (including, but not limited to, with respect to the transactions contemplated hereby).  Notwithstanding the above, the control and conduct of any Tax Proceeding that is a Third Party Action shall be governed by Section 8.3.

10.3     Transfer Taxes.  Buyer shall be responsible for the payment of all Transfer Taxes resulting from the transactions contemplated by this Agreement, if any; Buyer and Sellers shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

10.4     Refund.  Sellers shall be entitled to the amount of any refund of Taxes of the Companies with respect to any Pre-Closing Tax Period (other than any refund resulting from the carryback of a net operating loss or other Tax attribute from a period beginning after the Closing Date to a period ending on or prior to the Closing Date, which refund shall be for the account of the Buyer) to the extent that such Taxes were paid by Sellers and/or the Companies.  Buyer shall be entitled to the amount of any refund of Taxes of the Companies with respect to any Tax period beginning after the Closing Date.  The amount of any refund of Taxes of the Companies for any Straddle Period shall be equitably apportioned between Buyer and Sellers in accordance with the principles set forth in Section 10.1(c).  Each party shall pay, or cause to be paid to the party entitled to receive a refund of Tax pursuant to this Section 10.4 the amount of such refund within thirty (30) days of receipt of the applicable refund, net of any reasonable costs or expenses incurred by such party or its Affiliates in procuring such refund.  Sellers and Buyer will reasonably cooperate as and to the extent reasonably requested by the other party in connection with obtaining such refund or credit, including through the filing of amended Tax Returns for periods ending on or before the Closing Date or refund claims.

XI.       General

11.1     Press Releases and Announcements.  Any public announcement, including any announcement to employees, customers or suppliers and others having dealings with the Companies, or similar publicity with respect to this Agreement or the transactions contemplated by this Agreement, will be issued, if at all, at such time and in such manner as Buyer shall determine after giving Seller Representative reasonable opportunity to review and comment on such public announcement.

11.2     Expenses.  Except as otherwise expressly provided for in this Agreement, Sellers, on the one hand, and Buyer, on the other hand, will each pay all expenses incurred by each of them (and, in the case of Sellers, by the Companies) in connection with the transactions contemplated by this Agreement, including legal, accounting and consulting fees and expenses incurred in negotiating, executing and delivering this Agreement and the other Transaction Documents.

11.3     Further Assurances.  On and after the Closing Date, the Parties will, and will cause their Affiliates to, from time to time after the Closing, deliver to the other Parties such documents and instruments necessary or desirable to perfect or clarify the sale of the Equity Interests and the other transactions contemplated by this Agreement and do such other things as may be reasonably requested by the other Parties (and at such Parties’ expense) in order to more effectively consummate or document the transactions contemplated by this Agreement.  From time to time after the Closing, the Parties shall cause their appropriate employees and representatives to provide the other Parties with information and data reasonably requested by such other Parties that is necessary or useful to the requesting Parties in connection with the current or former operation of the Business, or in connection with the preparation of accounting and related reports and all Tax Returns with respect to the Companies.  The requesting Parties shall reimburse all reasonable out of pocket expenses incurred by the responding Parties in connection therewith.

11.4     Entire Agreement; Amendment and Waiver.  This Agreement, together with all Exhibits and Schedules hereto and the other Transaction Documents, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and thereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, including the Term Sheet.  This Agreement may not be amended, nor may any provision of this Agreement or any default, misrepresentation, or breach of warranty or agreement under this Agreement be waived, except (a) in the case of any such amendment, in a writing executed by Buyer and Seller Representative and (b) in the case of any such waiver, in a writing executed by (i) Buyer (if such waiver is sought to be enforced against Buyer) or (ii) Seller Representative (if such waiver is sought to be enforced against any Seller).  Except as otherwise provided in this Agreement, neither the failure nor any delay by any Person in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  In addition, no course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.  The rights and remedies of the Parties are cumulative and not alternative.

11.5     Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when delivered if personally delivered by hand, (b) when received if sent by a nationally recognized overnight courier service (receipt requested), (c) five Business Days after being mailed, if sent by first class mail, return receipt requested, or (d) when receipt is acknowledged by an affirmative act of the Party confirmed, if sent by electronic mail, facsimile, telecopy or other similar electronic transmission device (including an acknowledgment generated automatically by a facsimile or telecopy machine or other electronic transmission device); provided,  however, that where a Party delivers a notice, demand or other communication by electronic mail, such Party shall cause a copy of such notice to be delivered by nationally recognized overnight courier (charges prepaid) the next business day.  Notices, demands and communications to the Parties will, unless another address is specified in writing by notice to the other Parties pursuant to this Section 11.5, be sent to the address indicated below.

If to Parent, Buyer or to the Companies:

Daseke, Inc.

15455 Dallas Parkway, Ste. 440

Addison, Texas  75001

Attn:  Don Daseke, Scott Wheeler & Soumit Roy

Facsimile No.:  972-248-0942

Email:  don@daseke.com; scott@daseke.com; soumit@daseke.com

With a copy to (which shall not constitute notice):

Vinson & Elkins LLP

2001 Ross Avenue, Suite 3700

Dallas, TX  75201-2975

Attn:  Alan J. Bogdanow and Thomas Laughlin

Facsimile No.:  214-999-7857

Email:  abogdanow@velaw.com; tlaughlin@velaw.com

If to Sellers (to Seller Representative):

Dan Moore

[Personal Information Redacted]

Email:  [Personal Information Redacted]

With a copy to (which shall not constitute notice):

Woolf, McClane, Bright, Allen & Carpenter, PLLC

900 South Gay Street

Knoxville, Tennessee  37902-1810

Attn: Kevin N. Perkey

Facsimile No.:  865-215-1015

Email:  kperkey@wmbac.com

11.6     Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties, except that Buyer may (a) assign any of its rights under this Agreement to any Affiliate of Buyer or (b) collaterally assign any of its rights under this Agreement to any of its lenders, in each case so long as Buyer (i) remains responsible for the performance of all of its obligations under this Agreement and (ii) provides Sellers with prior written notice of such assignment.  Subject to the foregoing, this Agreement and all of the provisions of this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

11.7     No Third Party Beneficiaries.  Except as otherwise provided in Article VIII, nothing expressed or referred to in this Agreement confers any rights or remedies upon any Person that is not a Party or permitted assign of a Party.

11.8     Signatures; Counterparts.  This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one Party, but all such counterparts taken together will constitute one and the same instrument.  A facsimile, electronic or .pdf signature will be considered an original signature.

11.9     Governing Law.  THE DOMESTIC LAW, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, OF THE STATE OF DELAWARE WILL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT, WITHOUT REGARD TO ITS CHOICE OF LAW PROVISIONS, AND THE INTERNAL LAWS OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT, EVEN THOUGH UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD OTHERWISE APPLY.

11.10   Arbitration.

(a)        Notwithstanding anything to the contrary in this Agreement, any controversy or claim arising out of or relating to this Agreement, or the breach thereof (“Dispute”), shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules (the “Arbitration Rules”), by three arbitrators, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.  Except as otherwise provided in the Arbitration Rules, any decision or award of the arbitrator shall be final, binding and conclusive on the Parties and their respective Affiliates.  The place of arbitration shall be Little Rock, Arkansas.  The parties to any such Dispute agree to equally split the costs of any arbitration, including the administrative fee, the compensation of the arbitrators, and the expenses of any witnesses or proof produced at the direct request of the arbitrator; provided,  however, that the arbitrators shall award to the prevailing party, if any, as determined by the arbitrators, all of its costs and fees.  “Costs and fees” mean all reasonable pre-award expenses of the arbitration, including the arbitrators’ fees, administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone, court costs, witness fees, and attorneys’ fees.

(b)        The Parties shall keep confidential any arbitration proceeding and any decisions and awards rendered by the arbitrator, and shall not disclose any information regarding any arbitration proceeding (including the existence of any arbitration proceeding and any resulting decisions or awards) except (i) as may be necessary to prepare for or conduct the arbitration hearing on the merits, (ii) as may be necessary in connection with a court application as contemplated by Section 11.11,  (iii) to its current or prospective advisors, lenders, investors or acquirers, or (iv) as otherwise required by Law or a Court Direction.

11.11   Consent to Jurisdiction.  Each of the Parties hereby irrevocably submits to the jurisdiction of the United States District Court for the Eastern District of Arkansas, or any court of the State of Arkansas located in the county of Pulaski County, Arkansas in any action, suit or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby (including any action to compel arbitration in accordance with Section 11.10), and agrees that any such action, suit or proceeding shall be brought only in such court; provided,  however, that such consent to jurisdiction is solely for the purpose referred to in this Section 11.11 and shall not be deemed to be a general submission to the jurisdiction of said courts or in the State of Texas other than for such purpose.  Each of the Parties hereby irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in such a court and any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum.

11.12   Specific Performance.  Each of the Parties acknowledges and agrees that the subject matter of this Agreement, including the Business and the Assets, is unique, that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that the remedies at law would not be adequate to compensate such other Parties not in default or in breach.  Accordingly, each of the Parties agrees that the other Parties will be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in addition to any other remedy to which they may be entitled, at law or in equity.  Each of the Parties may commence litigation for the sole purpose of seeking injunctive relief without following the procedures set forth in Section 11.10.

11.13   Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

11.14   Construction.  The Parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement.  In addition, each of the Parties acknowledges that it is sophisticated and has been advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with the negotiation and drafting of this Agreement.  The Parties intend that each representation, warranty and agreement contained in this Agreement will have independent significance.  If any Party has breached any representation, warranty or agreement in any respect, the fact that there exists another representation, warranty or agreement relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached will not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or agreement.  The headings preceding the text of articles and sections included in this Agreement and the headings to the schedules and exhibits are for convenience only and are not to be deemed part of this Agreement or given effect in interpreting this Agreement.  References to sections, articles, schedules or exhibits are to the sections, articles, schedules and exhibits contained in, referred to or attached to this Agreement, unless otherwise specified.  The word “including” means “including without limitation.”  The word “or” when used in a list shall not indicate that the listed items are exclusive of each other.  The use of the masculine, feminine or neuter gender or the singular or plural form of words will not limit any provisions of this Agreement.  A statement that an item is listed, set forth, disclosed or described means that it is correctly listed, set forth, disclosed or described, and a statement that a copy of an item has been delivered means a true and correct copy of the writing has been delivered.

11.15   Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

11.16   Confidentiality.  Sellers expressly acknowledge and agree that the records, books, data, and other confidential information concerning the products, services, accounts, client development (including customer and prospect lists), sales activities and procedures, promotional and marketing techniques, plans and strategies, financing, development and expansion plans and credit and financial data concerning customers and suppliers and other information involving the Companies obtained by a Seller through such Sellers’ past or future affiliation with the Companies is confidential and in the nature of trade secrets and are valuable, special and unique assets of the Companies, access to knowledge of which is essential to preserve the good will and going business value of the Companies for the benefit of Buyer and its Affiliates.  In recognition of the highly competitive nature of the industry in which the Business will be conducted, Sellers further agrees that all knowledge and information described in the preceding sentence not in the public domain (unless such knowledge and information is in the public domain as a result of a breach of this Agreement or any other confidentiality agreement) and heretofore or in the future obtained by any Seller as a result of such Sellers’ past affiliation with the Companies shall be considered confidential information (collectively, the “Confidential Information”).  In recognition of the foregoing, Sellers hereby agree that Sellers will not disclose, or cause to be disclosed, any of the Confidential Information to any Person for any reason or purpose whatsoever, except and to the extent such disclosure is required by Law or appropriate court order and written notice thereof, if practicable, is provided to Buyer not less than ten Business Days prior to such disclosure, nor shall any Seller make use of any of the Confidential Information, other than information that is in the public domain (unless such information is in the public domain as a result of a breach of this Agreement or any other confidentiality agreement), for such Sellers’ own purposes or for the benefit of any Person (except Buyer or its Affiliates) under any circumstances.

11.17   Seller Representative.  By the execution and delivery of this Agreement, each of Sellers hereby irrevocably constitutes and appoints Dan Moore (“Seller Representative”), as the true and lawful agent and attorney-in-fact of Sellers with full power of substitution to act in the name, place and stead of Sellers with respect to the transfer of the Equity Interests owned by Sellers in accordance with the terms and provisions of this Agreement, and to act on behalf of Sellers in any litigation or arbitration involving the Transaction Documents and the transactions contemplated thereby, to take or refrain from taking any action by a Seller under this Agreement following the Closing and to do or refrain from doing all such further acts and things, and execute all such documents as Seller Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including, without limitation, the power:

(a)        to act for Sellers with regard to matters pertaining to indemnification referred to in this Agreement, including the power to compromise any indemnity claim on behalf of Sellers and to transact matters of litigation;

(b)        to execute and deliver all ancillary agreements, certificates and documents that Seller Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by the Transaction Documents;

(c)        to do or refrain from doing any further act or deed on behalf of Sellers that Seller Representative deems necessary or appropriate in its sole discretion relating to the subject matter of the Transaction Documents as fully and completely as Sellers could do if personally present; and

(d)        to receive service of process in connection with any claims under the Transaction Documents.

The appointment of Seller Representative shall be deemed coupled with an interest and shall be irrevocable, and Parent, Buyer, and any other Person may conclusively and absolutely rely, without inquiry, upon any action of Seller Representative in all matters referred to herein.  All notices required to be made or delivered by Parent or Buyer after the Closing to Sellers shall be made to Seller Representative for the benefit of Sellers and shall discharge in full all such notice requirements of Parent or Buyer to Sellers with respect thereto.  Sellers hereby confirm all that Seller Representative shall do or cause to be done by virtue of his appointment as Seller Representative of Sellers.  Seller Representative shall act for Sellers on all of the matters set forth in the Transaction Documents in the manner Seller Representative believes to be in the best interest of Sellers and consistent with the obligations under the Transaction Documents, but Seller Representative shall not be responsible to Sellers for any Losses Sellers may suffer by the performance by Seller Representative of his duties under the Transaction Documents, other than Losses arising from willful violation of Law by Seller Representative or gross negligence in the performance by Seller Representative of his duties under this Section 11.17.  Each Seller acknowledges that, after the Closing, Seller Representative will be serving as an officer or director of the Companies and may have a conflict of interest in serving in such capacity.

11.18   Seller Release.  Effective as of the Closing, each Seller hereby releases and forever discharges each Company and each of its past and present officers, directors, employees and agents (individually, a “Releasee” and collectively, the “Releasees”) from any and all claims, demands, actions, arbitrations, audits, hearings, investigations, litigations, suits (whether civil, criminal, administrative, investigative or informal), causes of action, orders and liabilities whatsoever, whether known or unknown, suspected or unsuspected, contingent or otherwise, both at law and in equity, of any kind, character or nature whatsoever (“Claims”) which such Seller now has or has ever had against the respective Releasees however arising and that relate in any way to such Sellers’ indirect or direct ownership of any Ownership Interest in any Company, including the Equity Interests.  The scope of the release shall include all Claims (a) relating to a breach of any fiduciary duty owed by the Releasees to any Company and arising from any such Ownership Interest or (b) relating to any breach of the Organizational Documents of any Company, as such may be amended; provided,  however, that the foregoing release and discharge shall not release (i) Buyer of its obligations or liabilities to such Seller pursuant to this Agreement, or (ii) any benefits under the welfare benefit plans, practices, policies and programs provided by any Company arising prior to the Closing in connection with the employment of such Seller.  Each Seller understands and agrees that it is expressly waiving all Claims against the Releasees covered by this Section 11.18, including those Claims that it may not know of or suspect to exist which, if known, may have materially affected the decision to provide this Agreement, and such Seller expressly waives any rights under applicable law that provide to the contrary.  Each Seller hereby ratifies each and every amendment to the Organizational Documents of any Company and each and every merger of any Company or any of its respective predecessors effected at a time prior to the Closing when such Seller owned any Ownership Interests of such Company or any such predecessor.

11.19   Liability of Buyer Affiliates.  Neither any direct or indirect holder of Ownership Interests in Buyer, nor any past, present or future member, director, manager, officer, employee, agent, advisor, financing source or Affiliate of Buyer (other than Buyer itself) or of any such holder, shall have any liability or obligation of any nature whatsoever in connection with, arising out of, or relating to or under this Agreement, any agreement contemplated by this Agreement or the transactions contemplated by this Agreement or such other agreement, and each Seller hereby waives and releases all claims of any such liability and obligation.

[Remainder of page intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, the Parties have executed this Purchase and Sale Agreement as of the date first written above.

PARENT:

DASEKE, INC., a Delaware corporation

By:	/s/ Don R. Daseke
Name:	Don R. Daseke
Title:	Chief Executive Officer and President

[Signature Pages to Purchase and Sale Agreement]

BUYER:

DASEKE MFS LLC, a Delaware limited liability company

By:	/s/ Don R. Daseke
Name:	Don R. Daseke
Title:	Chief Executive Officer, President and Secretary

[Signature Pages to Purchase and Sale Agreement]

SELLERS:

/s/ Daniel R. Moore
DANIEL R. MOORE

/s/ Judith N. Moore
JUDITH N. MOORE

/s/ Randall K. Moore
RANDALL K. MOORE

/s/ Tiffani M. Swalley
TIFFANI M. SWALLEY

/s/ John D. Moore
JOHN D. MOORE

/s/ V. Jean Nichols
V. JEAN NICHOLS

[Signature Pages to Purchase and Sale Agreement]

SELLER REPRESENTATIVE:

/s/ Daniel R. Moore
DANIEL R. MOORE

[Signature Pages to Purchase and Sale Agreement]